Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Trinity Industries, Inc.

We have audited the accompanying consolidated balance sheets of Trinity Industries, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trinity Industries, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 20, 2004 (Except for Note 19, as to which the date is July 16, 2004)

Trinity Industries, Inc. and subsidiaries

consolidated statements of operations

				Nine months	Nine months
	Year ended	Year ended	Year ended	ended	ended
(In millions except per share	December 31,	December 31,	December 31,	December 31,	December 31,
data)	2003	2002	2001	2001	2000

			(unaudited)		(unaudited)
Revenues	$1,432.8	$1,487.3	$1,766.5	$1,347.8	$1,485.6
Operating costs:
Cost of revenues	1,260.4	1,314.0	1,659.8	1,234.5	1,331.4
Selling, engineering and administrative expenses	159.0	162.6	181.3	129.7	162.1

	1,419.4	1,476.6	1,841.1	1,364.2	1,493.5

Operating profit (loss)	13.4	10.7	(74.6)	(16.4)	(7.9)
Other (income) expense:
Interest income	(0.7)	(1.2)	(3.9)	(2.5)	(5.5)
Interest expense	34.9	36.3	29.3	21.7	21.3
Other, net	(6.5)	—	2.6	4.9	30.5

	27.7	35.1	28.0	24.1	46.3

Loss before income taxes	(14.3)	(24.4)	(102.6)	(40.5)	(54.2)
Provision (benefit) for income taxes:
Current	(14.4)	(60.8)	(10.7)	3.3	17.8
Deferred	10.1	56.0	(17.5)	(9.1)	(37.3)

	(4.3)	(4.8)	(28.2)	(5.8)	(19.5)

Net loss	(10.0)	(19.6)	(74.4)	(34.7)	(34.7)
Dividends on Series B preferred stock	(1.6)	—	—	—	—

Net loss applicable to common shareholders	$(11.6)	$(19.6)	$(74.4)	$(34.7)	$(34.7)

Net loss per common share:
Basic	$(0.25)	$(0.43)	$(1.94)	$(0.90)	$(0.92)

Diluted	$(0.25)	$(0.43)	$(1.94)	$(0.90)	$(0.92)

Weighted average number of shares outstanding:
Basic	45.6	45.3	38.3	38.7	37.6
Diluted	45.6	45.3	38.3	38.7	37.6

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated balance sheets

	December 31,	December 31,
(In millions)	2003	2002

Assets
Cash and cash equivalents	$46.0	$19.1
Receivables (net of allowance for doubtful accounts of $7.7 at December 31, 2003 and $8.3 at December 31, 2002)	198.1	168.2
Income tax receivable	—	50.0
Inventories:
Raw materials and supplies	158.4	115.9
Work in process	60.0	42.3
Finished goods	39.6	55.1

	258.0	213.3
Property, plant and equipment, at cost	1,627.1	1,565.4
Less accumulated depreciation	(681.9)	(604.4)

	945.2	961.0
Goodwill	415.1	411.3
Other assets	145.5	133.6

	$2,007.9	$1,956.5

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$460.2	$396.0
Debt:
Recourse	298.5	375.1
Non-recourse	96.7	113.8

	395.2	488.9
Deferred income	32.2	16.8
Other liabilities	58.7	53.2

	946.3	954.9
Series B redeemable convertible preferred stock, no par value, $0.1 liquidation value	57.8	—
Stockholders’ equity:
Preferred stock—1.5 shares authorized and unissued	—	—
Common stock—shares issued and outstanding at December 31, 2003—50.9; at December 31, 2002—50.9	50.9	50.9
Capital in excess of par value	434.7	442.1
Retained earnings	649.9	672.6
Accumulated other comprehensive loss	(27.3)	(34.9)
Treasury stock (4.3 shares at December 31, 2003 and 5.0 shares at December 31, 2002)	(104.4)	(129.1)

	1,003.8	1,001.6

	$2,007.9	$1,956.5

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated statements of cash flows

				Nine months	Nine months
	Year ended	Year ended	Year ended	ended	ended
	December 31,	December 31,	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001	2001	2000

			(unaudited)		(unaudited)
Operating activities:
Net loss	$(10.0)	$(19.6)	$(74.4)	$(34.7)	$(34.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85.6	90.7	85.5	66.2	69.8
Deferred income taxes	10.1	56.0	(17.5)	(9.1)	(37.3)
Gain on sale of property, plant, equipment and other assets	(10.0)	(4.5)	(2.5)	(1.1)	(9.8)
Unusual charges	—	—	122.2	66.4	117.5
Other	2.6	5.3	1.6	2.5	1.9
Changes in assets and liabilities, net of effects from acquisitions and unusual charges:
(Increase) decrease in receivables	(29.9)	26.3	58.1	88.7	122.9
Decrease (increase) in tax receivables	50.0	(40.2)	(9.8)	(9.8)	—
(Increase) decrease in inventories	(44.7)	61.9	148.1	112.8	(59.6)
(Increase) decrease in other assets	(4.9)	20.5	15.2	(5.2)	(53.7)
Increase (decrease) in accounts payable and accrued liabilities	73.5	(55.9)	(100.3)	(80.3)	(55.1)
(Decrease) increase in other liabilities	(7.4)	(19.8)	8.8	3.7	(5.9)

Total adjustments	124.9	140.3	309.4	234.8	90.7

Net cash provided by operating activities	114.9	120.7	235.0	200.1	56.0
Investing activities:
Proceeds from sale of property, plant, equipment and other assets	251.6	22.5	195.2	188.2	55.8
Capital expenditures—lease subsidiary	(264.7)	(134.5)	(183.3)	(86.9)	(152.5)
Capital expenditures—other	(20.2)	(37.7)	(70.9)	(46.4)	(76.8)
Payment for purchase of acquisitions, net of cash acquired	(7.6)	(1.4)	(164.8)	(165.0)	(13.7)

Net cash required by investing activities	(40.9)	(151.1)	(223.8)	(110.1)	(187.2)
Financing activities:
Issuance of common stock	—	31.2	—	—	—
Issuance of redeemable preferred stock	57.6	—	—	—	—
Net borrowings (repayments) of short-term debt	—	—	52.4	(35.8)	235.5
Payments to retire debt	(379.7)	(786.1)	(29.6)	(25.5)	(51.4)
Proceeds from issuance of debt	286.0	798.7	—	—	—
Stock repurchases	—	—	—	—	(34.6)
Dividends paid to common stockholders	(11.0)	(16.5)	(26.6)	(20.0)	(20.4)

Net cash provided (required) by financing activities	(47.1)	27.3	(3.8)	(81.3)	129.1

Net increase (decrease) in cash and equivalents	26.9	(3.1)	7.4	8.7	(2.1)
Cash and equivalents at beginning of period	19.1	22.2	14.8	13.5	16.9

Cash and equivalents at end of period	$46.0	$19.1	$22.2	$22.2	$14.8

Interest paid for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001 was $30.0, $26.9, and $22.3, respectively. Net taxes received for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001 was $66.7, $15.5, and $3.9, respectively.

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated statements of stockholders’ equity

	Common	Common	Capital		Accumulated
	Shares	Stock	in Excess		Other		Treasury	Total
(In millions except share and per	(100,000,000	$1.00 Par	of Par	Retained	Comprehensive	Treasury	Stock	Stockholders’
share data)	Authorized)	Value	Value	Earnings	Loss	Shares	At Cost	Equity

Balance at March 31, 2001	43,796,351	$43.8	$291.8	$759.4	$(21.1)	(6,953,386)	$(194.9)	$879.0
Net loss	—	—	—	(34.7)	—	—	—	(34.7)
Currency translation adjustments	—	—	—	—	(0.4)	—	—	(0.4)
Unrealized loss on derivative financial instruments	—	—	—	—	(4.5)	—	—	(4.5)

Comprehensive net loss								(39.6)
Cash dividends ($0.54 per common share)	—	—	—	(21.3)	—	—	—	(21.3)
Stock issued for mergers and acquisitions	7,150,000	7.2	175.8	—	—	34,000	1.3	184.3
Other	—	—	(2.9)	—	—	310,864	9.9	7.0

Balance at December 31, 2001	50,946,351	51.0	464.7	703.4	(26.0)	(6,608,522)	(183.7)	1,009.4
Net loss	—	—	—	(19.6)	—	—	—	(19.6)
Minimum pension liability adjustment (net of tax)	—	—	—	—	(20.8)	—	—	(20.8)
Currency translation adjustments (net of tax)	—	—	—	—	9.2	—	—	9.2
Unrealized gain on derivative financial instruments (net of tax)	—	—	—	—	2.7	—	—	2.7

Comprehensive net loss								(28.5)
Cash dividends ($0.24 per common share)	—	—	—	(11.2)	—	—	—	(11.2)
Stock issued	—	—	(19.9)	—	—	1,500,000	51.1	31.2
Other	(6,000)	(0.1)	(2.7)	—	—	67,813	3.5	0.7

Balance at December 31, 2002	50,940,351	50.9	442.1	672.6	(34.9)	(5,040,709)	(129.1)	1,001.6
Net loss	—	—	—	(10.0)	—	—	—	(10.0)
Minimum pension liability adjustment (net of tax)	—	—	—	—	7.0	—	—	7.0
Currency translation adjustments (net of tax)	—	—	—	—	(0.1)	—	—	(0.1)
Unrealized loss on derivative financial instruments (net of tax)	—	—	—	—	0.7	—	—	0.7

Comprehensive net loss								(2.4)
Cash dividends ($0.24 per common share)	—	—	—	(11.1)	—	—	—	(11.1)
Dividends—Series B preferred stock	—	—	—	(1.6)	—	—	—	(1.6)
Restricted shares issued	—	—	(4.5)	—	—	356,685	11.2	6.7
Stock options exercised (including tax benefit of $1.2)	—	—	(2.5)	—	—	401,791	12.7	10.2
Other	—	—	(0.4)	—	—	21,373	0.8	0.4

Balance at December 31, 2003	50,940,351	$50.9	$434.7	$649.9	$(27.3)	(4,260,860)	$(104.4)	$1,003.8

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

notes to consolidated financial statements

Note 1. Summary of significant accounting policies

Principles of consolidation

The financial statements of Trinity Industries, Inc. and its consolidated subsidiaries (“Trinity” or the “Company”) include the accounts of all majority owned subsidiaries. The equity method of accounting is used for companies in which the Company has significant influence and 50% or less ownership. All significant intercompany accounts and transactions have been eliminated.

Change in year end

In September 2001 the Company changed its year end from March 31 to December 31.

Revenue recognition

The Company generally recognizes revenue when products are shipped or services are provided. Revenues for contracts providing for a large number of units and few deliveries are recorded as the individual units are produced, inspected and accepted by the customer. Revenues from construction contracts are recorded using percentage of completion accounting, using incurred labor hours to estimated total hours of the contract. Estimated losses on contracts are recorded when determined. Revenue from rentals and operating leases are recorded monthly as the fees accrue. Fees for shipping and handling are recorded as revenue.

Income taxes

The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences in the recognition of revenues and expenses for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount that will more likely than not be realized.

Net income (loss) per share

Basic net income (loss) per common share is based on the weighted average number of common shares outstanding for the period. The numerator is net income (loss) applicable to common shareholders for the years ended December 31, 2003 and 2002 and for the nine months ended December 31, 2001. The difference between the denominator in the basic calculation and the denominator in the diluted calculation is generally attributable to the effect of employee stock options. Diluted loss per common share for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001 is based only on the weighted average number of common shares outstanding during the period, as the inclusion of stock options would have been antidilutive. The number of antidilutive options for the year ended December 31, 2003 and 2002, and the nine months ended December 31, 2001 were 342,545, 81,120, and 173,422, respectively. The Series B preferred stock was antidilutive for the year ended December 31, 2003 and therefore not considered in the diluted net income (loss) per common share calculation.

Financial instruments

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Financial instruments which potentially subject the Company to concentration of credit risk are primarily cash investments and receivables. The Company places its cash investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to receivables are limited due to control procedures to monitor the credit worthiness of customers, the large number of customers in the Company’s customer base, and their dispersion across different industries and geographic areas. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all receivables.

The Company formally documents all hedging instruments and assesses on an ongoing basis whether hedging transactions are highly effective. It is the Company’s policy not to speculate in derivatives. All hedging instruments outstanding at December 31, 2003 have been designated as cash flow hedges and are considered highly effective.

Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. As of December 31, 2003, the Company had six interest rate swap agreements outstanding. These agreements have a total notional amount of $150.0 million and expire from May 2005 to May 2006. The Company pays an average fixed rate of 2.71% and receives a floating rate based on the three-month LIBOR rates.

Inventories

Inventories are valued at the lower of cost or market, with cost determined principally on the specific identification method. Market is replacement cost or net realizable value.

Property, plant and equipment

Depreciation and amortization are generally computed by the straight-line method over the estimated useful lives of the assets, generally 2 to 30 years. The costs of ordinary maintenance and repair are charged to expense while renewals and major replacements are capitalized.

The Company periodically evaluates the carrying value of long-lived assets to be held and used for potential impairment. The carrying value of a long-lived asset to be held and used is considered impaired when the carrying value is not recoverable and the fair value of the asset is less than its carrying value. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risks involved. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the estimated cost to dispose of the assets. In 2003, operating profit in the Industrial Products Group was impacted by $0.9 million related to the write down of long-lived assets in Brazil.

Goodwill and intangible assets

Goodwill is tested by reporting unit at least annually as of November for impairment by comparing their fair value to their book value. Intangible assets with defined useful lives, which as of December 31, 2003 were $5.3 million, are amortized over their estimated useful lives and are tested annually for impairment.

Insurance

The Company is self-insured for workers’ compensation. A third party administrator is used to process claims. The Company accrues the workers’ compensation liability based upon independent actuarial studies.

Warranties

The Company provides for the estimated cost of product warranties at the time revenue is recognized and assesses the adequacy of the resulting reserves on a quarterly basis.

Foreign currency translation

Operations outside the United States prepare financial statements in currencies other than the United States Dollar; the income statement amounts are translated at average exchange rates for the year, while the assets and liabilities are translated at year-end exchange rates. Translation adjustments are accumulated as a separate component of stockholders’ equity and comprehensive loss except in foreign countries where the functional currency is considered highly inflationary. Total accumulated currency adjustments (net of tax) recorded in other comprehensive income (loss) was $12.5 million at December 31, 2003.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments, the effective unrealized portions of changes in fair value of the Company’s derivative financial instruments and the minimum pension liability adjustment. All components are shown net of tax.

Stock-based compensation

The Company has elected to apply the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its interpretations and, accordingly, no compensation cost has been recorded for stock options. The effect of computing compensation cost and the weighted average fair value of options granted during the year ended December 31, 2003 and 2002 and the nine months ended December 31, 2001 using the Black-Scholes option pricing method for stock options are shown in the accompanying table.

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001

Pro forma:
Net loss applicable to common shareholders, as reported	$(11.6)	$(19.6)	$(34.7)
Add: Stock compensation expense related to restricted stock	2.2	2.0	0.6
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related income tax effects	(6.2)	(7.9)	(5.6)

Pro forma net loss applicable to common shareholders	$(15.6)	$(25.5)	$(39.7)

Pro forma diluted share	$(0.34)	$(0.56)	$(1.03)

Net loss applicable to common shareholders per diluted share—as reported	$(0.25)	$(0.43)	$(0.90)

Black-Scholes assumptions:
Expected option life (years)	6.0	6.0	6.8
Risk-free interest rate	2.5%	4.75%	4.8%
Dividend yield	1.4%	1.1%	3.7%
Common stock volatility	0.340	0.360	0.354
Estimated fair value per share of options granted	$5.35	$8.36	$5.99

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior year statements to conform to the current period presentation.

Recent accounting pronouncements

During January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46). The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and apply to existing variable interest entities in the first fiscal year or interim periods beginning after June 15, 2003. In October 2003, the FASB agreed to a broad-based deferral of the effective date for public companies until the end of the periods ending after December 15, 2003. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has established four variable interest entities to securitize railcars for lease to third parties. The equity investors are the primary beneficiaries of the entities and therefore three of the trust entities are not required to be consolidated (see Note 10). The remaining entity is consolidated as of December 31, 2003.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). SFAS 150 establishes standards for how a company classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first period beginning after June 15, 2003. The provisions of this statement did not have an impact on the Company’s statement of financial position.

Note 2. Segment information

The Company reports operating results in the following business segments: (1) the Rail Group, which manufactures and sells railcars and component parts; (2) the Construction Products Group which manufactures and sells highway guardrail and safety products, concrete and aggregates, girders and beams used in the construction of highway and railway bridges and weld fittings used in pressure piping systems; (3) the Inland Barge Group which manufactures and sells barges and related products for inland waterway services; (4) the Industrial Products Group, which manufactures and sells tank heads and pressure and non-pressure containers for the storage and transportation of liquefied gases and other liquid and dry products; and (5) the Railcar Leasing and Management Services Group which provides fleet management, maintenance and leasing services. Finally, All Other includes the Company’s captive insurance and transportation companies, structural towers, and other peripheral businesses.

Sales from Rail Group to Railcar Leasing and Management Services Group are recorded in the Rail Group and eliminated in consolidation. Sales of railcars from the lease fleet are included in the Railcar Leasing and Management Services Group. Sales between groups are recorded at prices comparable to external customers.

The financial information for these segments is shown in the tables below. The Company operates principally in the continental United States, Mexico, Romania, the United Kingdom, the Czech Republic and Brazil.

Year ended December 31, 2003

	Revenues
				Operating		Depreciation &	Capital
(In millions)	Outside	Intersegment	Total	Profit (Loss)	Assets	Amortization	Expenditures

Rail Group	$494.5	$240.1	$734.6	$(6.2)	$835.3	$18.2	$3.5
Construction Products Group	488.8	1.1	489.9	37.5	227.3	23.0	12.4
Inland Barge Group	170.6	—	170.6	(4.7)	66.2	2.8	1.5
Industrial Products Group	120.7	4.1	124.8	8.4	90.4	4.4	1.5
Railcar Leasing and Management Services Group	153.8	—	153.8	41.0	695.6	27.0	264.7
All Other	4.4	26.5	30.9	(8.4)	26.9	3.4	0.3
Eliminations & Corporate Items	—	(271.8)	(271.8)	(54.2)	66.2	6.8	1.0

Consolidated Total	$1,432.8	$—	$1,432.8	$13.4	$2,007.9	$85.6	$284.9

Year ended December 31, 2002

	Revenues			Operating
				Profit		Depreciation &	Capital
(In millions)	Outside	Intersegment	Total	(Loss)	Assets	Amortization	Expenditures

Rail Group	$504.3	$125.1	$629.4	$(41.5)	$819.8	$20.7	$7.1
Construction Products Group	503.9	0.9	504.8	48.3	233.6	24.1	17.1
Inland Barge Group	211.7	—	211.7	4.7	71.0	3.2	1.8
Industrial Products Group	140.1	3.0	143.1	2.4	89.7	5.8	5.4
Railcar Leasing and Management Services Group	114.7	—	114.7	31.3	635.3	27.6	139.0
All Other	12.6	26.9	39.5	(5.7)	40.3	4.2	—
Eliminations & Corporate Items	—	(155.9)	(155.9)	(28.8)	66.8	5.1	1.8

Consolidated Total	$1,487.3	$—	$1,487.3	$10.7	$1,956.5	$90.7	$172.2

Year ended December 31, 2001 (unaudited)

	Revenues			Operating
				Profit		Depreciation &	Capital
(In millions)	Outside	Intersegment	Total	(Loss)	Assets	Amortization	Expenditures

Rail Group	$700.0	$257.5	$957.5	$(104.4)	$868.7	$26.6	$31.3
Construction Products Group	543.8	6.5	550.3	48.9	250.0	24.7	18.6
Inland Barge Group	206.6	0.1	206.7	11.6	86.6	3.6	2.2
Industrial Products Group	139.9	7.6	147.5	2.8	104.6	5.8	8.3
Railcar Leasing and Management Services Group	114.1	—	114.1	38.0	482.8	14.4	186.9
All Other	62.1	43.9	106.0	(35.8)	52.5	5.4	4.8
Eliminations & Corporate Items	—	(315.6)	(315.6)	(35.7)	106.8	5.0	2.1

Consolidated Total	$1,766.5	$—	$1,766.5	$(74.6)	$1,952.0	$85.5	$254.2

Nine months ended December 31, 2001

	Revenues			Operating
				Profit		Depreciation &	Capital
(In millions)	Outside	Intersegment	Total	(Loss)	Assets	Amortization	Expenditures

Rail Group	$521.3	$142.8	$664.1	$(65.8)	$868.7	$21.3	$22.9
Construction Products Group	427.2	5.0	432.2	45.6	250.0	18.7	11.9
Inland Barge Group	148.2	—	148.2	9.8	86.6	2.7	1.8
Industrial Products Group	106.7	2.3	109.0	3.9	104.6	4.7	5.3
Railcar Leasing and Management Services Group	94.0	—	94.0	30.2	482.8	11.4	87.6
All Other	50.4	28.1	78.5	(21.1)	52.5	3.9	2.3
Eliminations & Corporate Items	—	(178.2)	(178.2)	(19.0)	106.8	3.5	1.5

Consolidated Total	$1,347.8	$—	$1,347.8	$(16.4)	$1,952.0	$66.2	$133.3

Nine months ended December 31, 2000 (unaudited)

	Revenues			Operating
				Profit		Depreciation &	Capital
(In millions)	Outside	Intersegment	Total	(Loss)	Assets	Amortization	Expenditures

Rail Group	$639.3	$166.9	$806.2	$3.4	$545.1	$19.1	$26.8
Construction Products Group	432.4	9.6	442.0	25.8	313.4	21.5	21.3
Inland Barge Group	144.5	—	144.5	9.9	81.2	3.4	1.3
Industrial Products Group	127.1	4.5	131.6	6.5	228.3	4.1	9.4
Railcar Leasing and Management Services Group	108.6	—	108.6	34.2	469.1	11.0	160.5
All Other	33.7	30.0	63.7	(44.4)	88.5	5.5	8.2
Eliminations & Corporate Items	—	(211.0)	(211.0)	(43.3)	29.9	5.2	1.8

Consolidated Total	$1,485.6	$—	$1,485.6	$(7.9)	$1,755.5	$69.8	$229.3

Corporate assets are composed of cash and equivalents, notes receivable, certain property, plant and equipment, and other assets. Capital expenditures do not include business acquisitions.

Revenues and operating profit for our foreign operations for the years ended December 31, 2003, and 2002 and for the nine months ended December 31, 2001 are presented below:

	Revenues			Operating Profit (Loss)

	Year ended		Nine months	Year ended		Nine months
	December 31,		ended	December 31,		ended
			December 31,			December 31,
(In millions)	2003	2002	2001	2003	2002	2001

Latin America	$45.2	$63.5	$35.3	$6.1	$10.8	$(1.9)
Europe	139.6	185.8	66.9	(12.0)	(1.0)	(15.0)

Total Foreign	$184.8	$249.3	$102.2	$(5.9)	$9.8	$(16.9)

Total assets and long-lived assets for our foreign operations as of December 31, 2003 and 2002 are presented below:

	Total assets		Long-lived assets

	December 31,

(In millions)	2003	2002	2003	2002

Latin America	$120.0	$132.6	$90.9	$107.1
Europe	111.6	106.2	49.3	62.1

Total Foreign	$231.6	$238.8	$140.2	$169.2

Note 3. Unusual charges

In December 2001, the Company recorded special pretax charges of $66.4 million ($50.4 million after tax), or $1.19 per share based on weighted average shares outstanding for the three months ended December 31, 2001 and $1.30 per share based on weighted average shares outstanding for the nine months ended December 31, 2001, related primarily to restructuring the Company’s Rail Group in connection with the Thrall Car Manufacturing Company (“Thrall”) merger in North America and Europe and other matters.

Costs included in the charges are summarized as follows:

Total
(In millions)	charges

Property, plant & equipment—write-downs to net realizable value and related plant closing costs	$46.5
Severance costs—approximately 2,100 employees	3.8

Railcar restructuring charges	50.3
Asset write-downs and exit costs related to wholly owned businesses	15.5
Non railcar severance—11 employees	0.6

Total charges	$66.4

Classifications of the charges by segment and income statement line items are shown below:

		Construction	All
(In millions)	Rail	products	other	Total

Cost of revenues	$46.1	$0.8	$9.9	$56.8
Selling, engineering & administrative	4.2	0.1	3.2	7.5

Charged to operating profit	50.3	0.9	13.1	64.3
Other (income) expense—corporate	—	—	2.1	2.1

Total charges	$50.3	$0.9	$15.2	$66.4

Restructuring and other reserve activity for the year ended December 31, 2003 and 2002 is:

	Reserves				Reserves			Reserves
	December 31,				December 31,			December 31,
(In millions)	2001	Charges	Payments	Write-offs	2002	Payments	Reclassifications	2003

Property, plant & equipment—shut-down costs	$18.9	$0.1	$(8.2)	$(6.2)	$4.6	$(0.3)	$(4.3)	$—
Environmental liabilities	11.1	—	(0.3)	(0.2)	10.6	(0.5)	(10.1)	—
Severance costs	4.9	0.4	(3.2)	(1.5)	0.6	(0.4)	(0.2)	—
Adverse jury verdict	14.8	—	—	—	14.8	(0.1)	(14.7)	—
Other	3.4	0.1	(2.3)	(0.8)	0.4	—	(0.4)	—

	$53.1	$0.6	$(14.0)	$(8.7)	$31.0	$(1.3)	$(29.7)	$—

In 2003, restructuring reserves were reclassified to comparable accrued liabilities. None of the reclassifications impacted operating profit.

Note 4. Acquisitions and divestitures

On October 26, 2001, Trinity completed a merger transaction with privately owned Thrall. The results of Thrall’s operations have been included in the consolidated financial statements since that date. The aggregate purchase price was $377.1 million including $165.5 million of cash, a working capital adjustment per the merger agreement of $15.2 million, transaction fees of $13.0 million and common stock valued at $183.4 million. The value of the 7.15 million common shares issued was determined based on the average market price of Trinity’s common shares over the period including two days before and after the terms of the merger were agreed to and announced. In addition, Trinity has agreed under certain circumstances to make additional payments, not to exceed $45 million through 2006, based on a formula related to annual railcar industry production levels. Currently it is anticipated that no additional consideration will be paid, however, if any amounts are paid goodwill will be increased. At December 31, 2003, the Company had a receivable from the former owner of Thrall for $4.9 million related to representations and warranties under the merger agreement. A former officer and indirect shareholder of Thrall is a beneficial holder of Company shares and a director of the Company.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

October 26,
(In millions)	2001

Current assets	$82.0
Property, plant, and equipment	38.3
Intangible assets—patents	2.9
Deferred tax asset	9.1
Goodwill	333.3

Total assets acquired	465.6
Current liabilities	(88.5)

Net assets acquired	$377.1

The $333.3 million of goodwill was assigned to the Rail Group and $317.6 million of that amount is expected to be deductible for tax purposes.

The following unaudited pro forma consolidated results of operations are presented below as if the merger with Thrall had been made as of April 1, 2001. The pro forma consolidated results of operations include adjustments to give effect to interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the merger been made at the beginning of the periods presented or the future results of the combined operations.

Nine months
ended
December 31,
(In millions)	2001

Revenues	$1,544.1
Net loss	(50.1)
Loss per share:
Basic	$(1.13)
Diluted	$(1.13)

Results for the nine months ended December 31, 2001 included after-tax charges of $50.4 million ($1.30 per share) related to restructuring the Rail Group in connection with the Thrall merger and the down cycle in the railcar industry and other matters.

The Company made certain acquisitions during the year ended December 31, 2003 accounted for by the purchase method. The aggregate purchase price for these acquisitions was $7.6 million. These acquisitions were primarily in the Company’s Construction Products Group and were competitive, strategic acquisitions. Other intangibles of $3.9 million were recorded, however, no goodwill was recorded on the 2003 acquisitions. The acquired operations have been included in the consolidated financial statements from the effective dates of the acquisitions. Pro forma results would not have been materially different from actual results for any year presented.

Note 5. Property, plant and equipment

	December 31,	December 31,
(In millions)	2003	2002

Corporate/ Manufacturing
Land	$50.8	$53.1
Buildings and improvements	355.8	347.1
Machinery	450.4	425.2
Construction in progress	11.6	32.3

	868.6	857.7
Leasing equipment	758.5	707.7

	$1,627.1	$1,565.4

The Company leases certain equipment and facilities under operating leases. Future minimum rent expense on these leases in each fiscal year are (in millions): 2004—$8.9; 2005—$7.7; 2006—$3.7; 2007—$3.6; 2008—$3.4 and $2.6 thereafter. See Note 10 for information related to the lease agreements, future operating lease obligations and future minimum rent expense associated with the Company’s wholly owned, qualified subsidiaries.

The Company estimates the fair market value of properties no longer in use or held for sale based on the location and condition of the properties, the fair market value of similar properties in the area, and the Company’s experience of selling similar properties in the past. As of December 31, 2003, the Company had non-operating plants with a net book value of $15.5 million. The Company’s estimated fair value of these assets exceeds their book value.

Note 6. Goodwill

Goodwill is no longer amortized but reviewed for impairment annually or more frequently if certain indicators arise. As of November 30, 2003, the Company’s impairment test of goodwill was completed at the reporting unit level and no indication of impairment of goodwill was noted. Goodwill by segment is as follows:

	December 31,	December 31,
(In millions)	2003	2002

Rail	$404.5	$403.5
Construction Products	4.5	4.5
Industrial Products	4.3	1.5
Railcar Leasing and Management Services	1.8	1.8

	$415.1	$411.3

Note 7. Deposit agreement

The Company has a deposit agreement with Altos Hornos de Mexico, SA de C.V. (“AHMSA”) which provided for funds to be deposited with AHMSA which are then used along with other funds from the Company to purchase steel from AHMSA. As of December 31, 2003, total funds on deposit including interest due amounted to approximately $23.7 million. Since May 1999 AHMSA has been operating under a judicial declaration of suspension of payments, which under applicable Mexican law, allows companies in Mexico to (1) seek a debt restructuring agreement with their creditors in an orderly fashion; (2) continue their operations; and (3) avoid declaration of bankruptcy and liquidation of assets. The Company’s understanding of Mexican law is that all funds on deposit are required to be returned to the Company regardless of whether or not the supplier is able to operate under the declaration of suspension of payments. Trinity reduced $11.6 million of this deposit through inventory purchases in the year ended December 31, 2003.

Note 8. Warranties

The Company provides for the estimated cost of product warranties at the time revenue is recognized and assesses the adequacy of the resulting reserves on a quarterly basis. The change in the accruals for warranties for the year ended December 31, 2003 and 2002 are as follows:

	Year ended	Year ended
	December 31,	December 31,
(In millions)	2003	2002

Beginning balance	$20.8	$18.1
Additions	16.5	21.2
Reductions	(14.3)	(18.5)

Ending balance	$23.0	$20.8

Note 9. Debt

	December 31,	December 31,
(In millions)	2003	2002

Corporate/ Manufacturing—Recourse:
Revolving commitment	$—	$48.0
Term commitment	122.8	149.3
Up to 11.3 percent notes payable through 2015	5.7	6.4

	128.5	203.7

Leasing—Recourse
7.755 percent equipment trust certificates to institutional investors generally payable in semi-annual installments of varying amounts through 2009	170.0	170.0
Other	—	1.4

	170.0	171.4

	298.5	375.1

Leasing—Non-recourse Warehouse facility	71.1	113.8
Trust debt (see note 10)	25.6	—

	96.7	113.8

Total debt	$395.2	$488.9

In June 2002, the Company completed a secured credit agreement for $425 million. The agreement includes a $275 million 3-year revolving commitment and a $150 million 5-year term commitment. The agreement calls for quarterly payments of principal on the term debt in the amount of $375 thousand beginning September 30, 2002 through June 30, 2006 and quarterly payments of $36.0 million beginning on September 30, 2006 through the maturity date. Amounts borrowed under the revolving commitment bear interest at LIBOR plus 2.25% (there were no borrowings on December 31, 2003). Amounts borrowed under the term commitment bear interest at LIBOR plus 3.25% (4.40% at December 31, 2003). The Company’s accounts receivable and inventory and a portion of its property, plant and equipment secure the agreement. During September 2003, the Company modified the terms of the debt covenants under the agreement to separate the Company’s leasing and manufacturing operations for debt compliance purposes and paid off $25.0 million of the 5-year term commitment. The agreement limits the amount of capital expenditures related to the Company’s leasing business, requires maintenance of ratios related to interest coverage for both the leasing and manufacturing operations, leverage, asset coverage and minimum net worth, and restricts the amount of dividend payments based upon the current credit rating of the Company not to exceed $15 million annually. At December 31, 2003, $122.8 million was borrowed under this agreement. At December 31, 2003, the most restrictive of the debt covenants based on trailing twelve month calculations as defined by the debt agreements allows for approximately $73.9 million additional principal and approximately $8.1 million and $10.5 million additional annual interest expense for leasing and manufacturing operations, respectively.

In June 2002 Trinity Industries Leasing Company (“TILC”) through a newly formed, wholly owned and consolidated business trust entered into a $200 million non-recourse warehouse facility ($71.1 million outstanding as of December 31, 2003) to finance or refinance railcars acquired or owned by TILC. Specific railcars and the underlying leases secure the facility. Advances under the facility may not exceed 75%, or if agreed to by all of the lenders under the facility, such other percentage not less than 75% nor more than 80%, of the fair market value of the eligible railcars securing the facility as defined by the agreement. Advances under the facility bear interest at LIBOR plus 1.375% (2.545% at December 31, 2003). In August 2003, TILC expanded this facility to $300 million and extended the term through August 2004 and unless renewed would be payable in three equal installments in March 2005, September 2005 and March 2006. At December 31, 2003, $228.9 million was available under this facility.

In February 2002 TILC sold $170,000,000 of 2002-1 Pass Through Certificates with interest at 7.755%, commencing on August 15, 2002 and due semiannually thereafter. Equipment notes issued by TILC for the benefit of the holders of the Pass Through Certificates are collateralized by interest in certain railcars owned by TILC and the leases pursuant to which such railcars are leased to customers. The equipment notes, including the obligations to make payments of principal and interest thereon are direct obligations of TILC and are fully and unconditionally guaranteed by Trinity Industries, Inc. as guarantor.

The non-recourse debt of $25.6 million as of December 31, 2003 related to the Leasing Group’s investment in a variable interest entity where, because of its ownership of the equity investment, the Leasing Group is deemed the primary beneficiary of the Trust and therefore, as of December 31, 2003 the Trust is consolidated. Currently, the Leasing Group intends to sell its equity ownership in the Trust. If the Leasing Group is successful in selling the equity investment of the Trust and is no longer the primary beneficiary of the Trust, then the Trust will no longer be consolidated with Trinity. Accordingly, the railcars of $34.4 million and the debt of $25.6 million would not be included in the consolidated financial statements. The non-recourse debt agreement entered into by the Trust provides for interest at 5.64%.

Principal payments due during the next five years as of December 31, 2003 are as follows:

(In millions)	2004	2005	2006	2007	2008	Thereafter

Recourse
Corporate/ Manufacturing	$2.2	$2.0	$73.1	$47.2	$0.1	$3.4
Leasing (note 10)	—	39.9	10.3	43.4	14.2	62.2
Non-recourse
Leasing (note 10)	1.5	46.6	25.9	1.3	1.0	20.4
Capital leases—Corporate	0.2	0.2	0.1	—	—	—

Total principal payments	$3.9	$88.7	$109.4	$91.9	$15.3	$86.0

Commitments under letters of credit, primarily related to insurance, are $116.4 million, expiring $106.1 million in 2004, $7.2 million in 2005 and $3.1 million after 2008.

Note 10. Railcar leasing and management services group

The Railcar Leasing and Management Services Group (“Leasing Group”) provides fleet management, maintenance and leasing services. Selected combined financial information for the Leasing Group is as follows:

	December 31,	December 31,
(In millions)	2003	2002

Balance Sheet Information
Cash	$5.3	$2.8
Leasing equipment, net
Machinery	31.0	—
Equipment on lease	725.8	705.4
Construction in progress	1.7	2.3

	758.5	707.7
Accumulated depreciation	(112.9)	(110.8)

	645.6	596.9
Restricted assets	39.5	29.1

Debt
Recourse	170.0	171.4
Non-recourse	96.76	113.8

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001

Income Statement Information
Revenues	$153.8	$114.7	$94.0
Operating profit	41.0	31.3	30.2
Interest expense	16.4	12.8	6.6

Equipment consists primarily of railcars leased by third parties. The Leasing Group enters into lease contracts with third parties with terms generally ranging between one and twenty years,

wherein equipment manufactured by Trinity is leased for a specified type of service over the term of the lease. The Company primarily enters into operating leases. Future minimum rental revenues on leases in each fiscal year are (in millions): 2004—$97.8; 2005—$84.9; 2006—$71.5; 2007—$60.7; 2008—$49.5 and $302.0 thereafter. Leasing Group equipment with a net book value of $418.6 million is pledged as collateral for debt.

The Leasing Group’s debt consists of both recourse and non-recourse debt. See note 9 for maturities for the debt.

The Leasing Group has completed a series of financing transactions. During the nine months ended December 31, 2001, the Leasing Group completed a lease arrangement for $199.0 million in railcars. The Leasing Group sold the railcars to an independent trust. The trust financed the purchase of the railcars with $151.3 million in debt and $47.7 million in equity provided by a large independent financial institution. The equity participant in the trust is considered to be the primary beneficiary of the trust. The Leasing Group’s primary liability is its commitments on the operating leases discussed below. An independent trustee for the trust has authority for appointment of the railcar fleet manager.

During the year ended December 31, 2003, the Leasing Group completed another transaction whereby $235.0 million of railcars were sold to three separate owner trusts. Two of the trusts financed the purchase of the railcars with $155.0 million in debt and $45.0 million in third party equity. The equity participants in the two trusts are the primary beneficiaries of the trusts. The remaining trust equity was capitalized with $9.5 million from the Leasing Group and outside debt of $25.6 million (see Note 9). Because the Leasing Group is currently the sole equity participant of the third trust, the Leasing Group is the primary beneficiary and therefore the trust is currently included in the consolidated financial statements. When an outside equity investor purchases the equity position in the third trust, it is anticipated that the Leasing Group will no longer be the primary beneficiary and the third trust will no longer be consolidated.

The Leasing Group, through newly formed, wholly owned qualified subsidiaries, leased railcars from the trusts under operating leases with terms of 22 years and subleased the railcars to independent third party customers under shorter term operating leases. These qualified subsidiaries had total assets as of December 31, 2002 of $53.9 million and as of December 31, 2003 of $111.0 million including cash of $31.8 million, of which $6.6 million was collateral for the equity participant of one of the trusts, and Leasing Group railcars of $70.7 million. The cash (other than the $6.6 million) and railcars are pledged to collateralize the lease obligations to the trusts and are included in the consolidated financial statements of the Company. Trinity does not guarantee the performance of the subsidiaries’ lease obligations. Future operating lease obligations of the Leasing Group’s subsidiaries under the lease agreements are as follows (in millions): 2004—$37.4; 2005—$36.6; 2006—$34.2; 2007—$33.5; 2008—$33.4 and $463.0 thereafter. Future minimum rental revenues from subleased railcars as of December 31, 2003 are as follows (in millions): 2004—$46.2; 2005—$41.5; 2006—$36.1; 2007—$29.3; 2008—$23.8 and $140.2 thereafter.

Under the terms of the operating lease agreements, the Leasing Group has the option to purchase at a predetermined, fixed price, certain of the railcars from the trusts in 2017 and other railcars in 2018. The Leasing Group also has options to purchase the railcars at the end of the respective lease agreements in 2023 and 2025 at the then fair market value of the railcars as determined by a third party, independent appraisal. At the expiration of the operating lease agreements, Trinity has no further obligation there under.

The Leasing Group, under the terms of the servicing and remarketing agreements, is required to endeavor, consistent with customary commercial practice as would be used by a prudent person, to maintain railcars under lease for the benefit of the trusts. The Leasing Group also receives management fees under the terms of the agreements. Certain ratios and cash deposits must be maintained by the Leasing Group’s subsidiaries in order for excess cash flow, as defined in the agreements, from the lease to third parties, to be available to Trinity. Total restricted cash associated with the above transactions is $31.8 million as of December 31, 2003 and is included in other assets.

The sales of the railcars by Trinity to the trusts were accounted for as a sale/leaseback transaction. No revenue or profit was recorded at the time of the transactions and all profit was deferred and is being amortized over the terms of the operating leases. Neither the assets, the liabilities, nor equity of the trusts are reflected on the balance sheet of Trinity except for the one trust where Trinity is currently the primary beneficiary.

Note 11. Other, net

Other (income) expense consists of the following items:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001

Gain on sale of property, plant and equipment	$(10.0)	$(4.5)	$(1.1)
Foreign exchange transactions	1.5	1.7	1.5
Investment write-downs	—	—	1.9
Loss on equity investments	2.1	2.2	1.8
Other	(0.1)	0.6	0.8

Other, net	$(6.5)	$—	$4.9

Note 12. Income taxes

The components of the provision (benefit) for income taxes are:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001

Current:
Federal	$(25.3)	$(59.4)	$4.6
State	3.6	(3.0)	(0.5)
Foreign	7.3	1.6	(0.8)

	(14.4)	(60.8)	3.3
Deferred	10.1	56.0	(9.1)

Provision (benefit)	$(4.3)	$(4.8)	$(5.8)

Deferred income taxes represent the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax liabilities and assets are:

	December 31,	December 31,
(In millions)	2003	2002

Deferred tax liabilities:
Depreciation	$161.5	$124.7
Deductions related to inventory of foreign operations	7.3	13.6
Other foreign deferred liabilities	0.4	0.5
Other	7.5	8.4

	176.7	147.2

Deferred tax assets:
Pensions and other benefits	42.3	43.2
Accounts receivable, inventory, and other asset valuation accounts	34.7	56.0
Other comprehensive income	14.7	18.8
Federal net operating loss carryforwards	43.5	—
State net operating loss carryforwards	12.5	6.9
Foreign net operating loss carryforwards	6.2	11.0
Other foreign deferred assets	3.7	0.9

Total deferred tax assets	157.6	136.8
Valuation allowance	(8.7)	(7.2)

Deferred tax assets net of valuation allowance	148.9	129.6

Net deferred tax liabilities	$27.8	$17.6

At December 31, 2003, the Company had $124.3 million of consolidated net operating loss carryforwards for Federal income tax purposes. The total net operating losses consists of $8.9 million of pre-acquisition losses from acquired subsidiaries which expire between 2011 and 2013 and current net operating losses of $115.4 million which expire in 2023. Realization of the asset is dependents on generating sufficient taxable income in future periods. The Company believes that it is more likely than not that the deferred tax asset will be realized. In addition, the Company has established a valuation allowance for net foreign operating loss carryforwards due to the uncertainty regarding the realizability of these foreign losses. These net operating losses expire between 2007 and 2011.

The Company has also established valuation allowances for certain state net operating losses which may not be realizable. These net operating losses expire between 2007 and 2023. The net change in valuation allowance for the year ended December 31, 2003 was an increase of $1.5 million.

The Company is routinely under audit by federal, foreign and state tax authorities in the areas of income and franchise taxes. These audits include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, foreign and state tax laws. In evaluating the exposure associated with various tax filing positions, the Company often accrues charges for probable exposures. At December 31, 2003, the Company believes it has appropriately accrued for probable exposure. At December 31,

2003, the tax years ending March 31, 1998 through December 31, 2002 were undergoing examination by the Internal Revenue Service. At December 31, 2003, the Company and/or one or more of its subsidiaries has open audits in the states of Texas, Pennsylvania and Ohio.

The provision (benefit) for income taxes results in effective tax rates different from the statutory rates. The following is a reconciliation between the statutory U.S. federal income tax rate and the Company’s effective income tax rate:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Statutory rate	35.0%	35.0%	35.0%
State taxes	(4.5)	2.5	0.8
Valuation allowance	(3.8)	(4.1)	(7.6)
Foreign rate differential	4.8	(5.4)	(5.0)
Unutilized prior year tax credits	(6.9)	(5.3)	(3.3)
Other (net)	5.6	(3.2)	(5.6)

Effective tax rate	30.2%	19.5%	14.3%

Income (loss) before income taxes for the year ended December 31, 2003 and 2002 and the nine months ended December 31, 2001 was ($23.7), ($27.7), and ($23.4), respectively, for U.S. operations, and $9.4, $3.3, and ($17.1), respectively, for foreign operations. The Company has not provided U.S. deferred income taxes on the undistributed earnings of its foreign subsidiaries based on the determination that such earnings will be indefinitely reinvested. Undistributed earnings of the Company’s foreign subsidiaries were $26.6 million as of December 31, 2003.

Note 13. Employee retirement plans

The Company sponsors defined benefit pension and defined contribution profit sharing plans which provide income and death benefits for eligible employees. The annual measurement date of the benefit obligation, fair value of plan assets and funded status is December 31.

Actuarial assumptions

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Assumptions used to determine benefit obligations at the annual measurement date were:
Obligation discount rate	6.25%	6.75%
Compensation increase rate	4.00%	4.00%
Assumptions used to determine net periodic benefit costs were:
Obligation discount rate	6.75%	7.50%	7.75%
Long-term rate of return on plan assets	8.75%	9.00%	9.00%
Compensation increase rate	4.00%	4.75%	4.75%

The expected long-term rate of return on plan assets is an assumption reflecting the anticipated weighted average rate of earnings on the portfolio over the long-term. To arrive at this rate, the Company developed estimates based upon the estimated performance of the assets in its portfolio.

Components of net periodic pension cost

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
(In millions)	2003	2002	2001

Expense Components
Service cost	$8.6	$9.1	$8.2
Interest	14.6	14.7	10.7
Expected return on assets	(12.9)	(15.9)	(11.4)
Amortization and deferral	1.3	0.3	0.1
Profit sharing	2.8	3.6	3.3
Other	0.6	0.2	—

Net expense	$15.0	$12.0	$10.9

Obligations and Funded Status

	Year ended	Year ended
	December 31,	December 31,
(In millions)	2003	2002

Projected Benefit Obligations
Beginning of year	$220.4	$195.3
Service cost	8.6	9.1
Interest	14.5	14.7
Benefits paid	(9.7)	(9.5)
Actuarial (gain) loss	4.6	7.1
Acquired plans	—	3.7

End of year	$238.4	$220.4

	Year ended	Year ended
	December 31,	December 31,
(In millions)	2003	2002

Plans’ Assets
Beginning of year	$146.2	$176.4
Actual return on assets	27.3	(25.9)
Employer contributions	9.7	2.3
Benefits paid	(9.7)	(9.5)
Acquired plans	—	2.9

End of year	$173.5	$146.2

	Year ended	Year ended
	December 31,	December 31,

(In millions) 2003 2002

Consolidated Balance Sheet Components
Funded status	$(64.9)	$(74.2)
Unamortized transition asset	(0.6)	(0.8)
Unrecognized prior service cost	2.3	2.4
Unrecognized loss	51.1	63.0

Net obligation	$(12.1)	$(9.6)

Accrued	$(35.3)	$(46.4)
Prepaid	—	2.8
Intangible asset	2.0	2.0
Accumulated other comprehensive income (loss), net of tax	13.8	20.8
Deferred tax asset	7.4	11.2

Net accrued	$(12.1)	$(9.6)

The accumulated benefit obligation for all defined benefit pension plans at December 31, 2003 and 2002 was $208.6 million and $190.7 million.

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	Year ended	Year ended
	December 31,	December 31,
(In millions)	2003	2002

Projected benefit obligation	$238.4	$220.4
Accumulated benefit obligation	208.6	190.7
Fair value of plan assets	173.5	146.2

Plan assets

The pension plan weighted-average asset allocation at year-end 2003 and 2002 and the range of target are as follows:

		Percentage of
		plan assets at
		year-end
	Range of target
	allocation	2003	2002

Asset category:
Equity securities	55-65%	62%	54%
Fixed income	35-45%	38%	46%

Total		100%	100%

The Company’s pension investment strategies have been developed as part of a comprehensive asset/liability management process that considers the relationship between both the assets and liabilities of the plans. These strategies consider not only the expected risk and returns on plan assets, but also the actuarial projections of liabilities, projected contributions and funded status. The equity allocation is heavily weighted toward domestic large capitalized companies. There is also a lesser exposure to domestic small/mid cap companies, as well as, international equities. The fixed income allocation is equally split between a limited duration portfolio and a core plus portfolio that have a duration inline with published bond indices. This asset mix is designed to meet the longer-term obligations of the Plan as projected by actuarial studies.

The principal pension investment strategies include asset allocation and active asset management. The range of target asset allocation have been determined after giving consideration to the expected returns of each asset category, the expected performance, the volatility of the asset returns over time and the complementary nature of the asset mix within the portfolio. Each asset category is managed by external money managers with the objective of generating returns that exceed market-based benchmarks.

Cash flows

The Company expects to contribute approximately $21.3 million to its defined benefit plans during 2004.

Benefit payments expected to be paid during the next ten years are as follows:

(In millions)	Amounts

2004	$7.7
2005	8.2
2006	8.8
2007	9.5
2008	10.5
2009-2013	$69.6

Note 14. Stock option plan

The Company’s 1998 Stock Option and Incentive Plan authorized 3,800,000 shares of common stock plus shares covered by forfeited, expired and canceled options granted under prior plans with a maximum of 1,000,000 shares being available for issuance as restricted stock or in satisfaction of performance or other awards. At December 31, 2003, a total of 335,529 shares were available for issuance. The plan provides for the granting of: nonqualified and incentive stock options having maximum ten-year terms to purchase common stock at its market value on the award date; stock appreciation rights based on common stock fair market values with settlement in common stock or cash; restricted stock; and performance awards with settlement in common stock or cash on achievement of specific business objectives. Under previous plans, nonqualified and incentive stock options and restricted shares were granted at their fair market values. One grant provided for granting reload options for the remaining term of the original grant at their fair market value on the date shares already owned by the optionee are surrendered in payment of the option exercise price. Options become exercisable in various percentages over periods ranging up to eight years.

In connection with the Thrall merger certain former employees of Thrall were granted a total of 160,000 options to purchase common stock at its market price on the date of the grant. These stock options, which were approved by the Board of Directors of the Company, were not granted under the Company’s Stock Option and Incentive Plan. At December 31, 2003, 147,200 of such options were outstanding and are included in the tables below.

Stock options

					Nine months
	Year ended		Year ended		ended
	December 31,		December 31,		December 31,
	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	4,567,900	$26.46	3,920,822	$27.10	3,065,920	$29.26
Granted	747,986	17.12	895,232	21.72	1,043,252	20.23
Exercised	(410,069)	22.45	(149,074)	17.03	(93,285)	21.85
Cancelled	(544,727)	27.71	(99,080)	23.18	(95,065)	26.49

Outstanding, end of year	4,361,090	$25.08	4,567,900	$26.46	3,920,822	$27.10

Exercisable	2,915,278	$28.02	2,822,253	$29.24	2,265,996	$29.44

	December 31, 2003

	Outstanding Options

		Weighted Average		Exercisable Options

		Remaining			Weighted
		Contractual	Exercise		Average
Exercise Price Range	Shares	Life (Years)	Price	Shares	Price

$17.00—$23.00	2,722,105	7.69	$20.09	1,309,149	$21.26
$24.67—$24.67	147,200	7.82	24.67	124,341	24.67
$25.11—$31.38	863,384	4.14	27.64	853,387	27.65
$33.00—$53.00	628,401	3.96	43.26	628,401	43.26

	4,361,090	6.45	$25.08	2,915,278	$28.02

Restricted stock

The fair value of restricted shares and restricted stock units at the date of grant is amortized to expense ratably over the restriction period.

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Shares awarded	356,885	150,220	284,100
Shares cancelled	—	(6,000)	(6,000)
Share restriction removed	(31,800)	(3,000)	(10,000)
Outstanding	851,905	526,820	385,600
Grant date fair value per share	$18.69	$21.71	$23.04

Note 15. Series B redeemable convertible preferred stock

In June 2003 the Company issued 600 shares of Series B Redeemable Convertible Preferred Stock. Each Share of Series B preferred stock has an initial liquidation value of $100,000 per share. The liquidation value, plus accrued but unpaid dividends, is payable on June 25, 2008, the mandatory redemption date, at the Company’s option in cash or in shares of common stock valued at 90% of the then current market price of our common stock. Each share of Series B preferred stock may be converted at any time at the option of the holder into shares of the Company’s common stock, based on the initial conversion price of $22.46 per share, which is the equivalent to 4,452 shares of common stock for each $100,000 initial liquidation preference. Holders of the Series B preferred stock are entitled to receive dividends payable semi-annually, on July 1 and January 1 of each year, beginning January 1, 2004 at an annual rate of 4.5% of the liquidation preference. The Company may, at its option, pay dividends either in cash or in shares of our common stock at the then current market price. All dividends paid through January 2004 have been paid in cash. The holders of Series B preferred stock are entitled to vote with the holders of the common stock on an as-if converted basis on all matters brought before the stockholders. The Series B preferred stock has been classified outside the Stockholders’ Equity section because there is not absolute assurance that the number of authorized and unissued common shares would be adequate to redeem the Series B preferred stock. At December 31, 2003, the number of shares authorized and unissued would be adequate to redeem the Series B preferred stock as long as the market value of our common stock was at least $1.37 per share.

Note 16. Stockholders’ equity

The Company has a Stockholder’s Rights Plan. On March 11, 1999, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of the Company’s common stock, $1.00 par value, to stockholders of record at the close of business on April 27, 1999. Each right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Series A Preferred Stock at a purchase price of $200.00 per one one-hundredth (1/100) of a share, subject to adjustment. The rights are not exercisable or detachable from the common stock until ten business days after a person or group acquires beneficial ownership of twelve percent or more of the Company’s common stock or if a person or group commences a tender or exchange offer upon consummation of which that person or group would beneficially own twelve percent or more of the common stock. The Company will generally be entitled to redeem the rights at $0.01 per right at any time until the first public announcement that a twelve-percent position has been acquired. If any person or group becomes a beneficial owner of twelve percent or more of the Company’s common stock, each right not owned by that person or related parties enables its holder to purchase, at the right’s purchase price, shares of the Company’s common stock having a calculated value of twice the purchase price of the right.

In connection with the Thrall merger, the Company adopted an amendment to the Rights Plan which generally permits the former stockholders of Thrall and its affiliates to beneficially own in excess of twelve percent of the Company’s common stock without triggering the Plan as described above provided such persons hold the stock in compliance with a stockholders’ agreement entered into in connection with the acquisition.

On March 6, 2002, the Company privately placed a total of 1.5 million unregistered shares of our common stock for net proceeds of $31.2 million. The Company subsequently registered these shares.

Note 17. Commitments and contingencies

The Company and its wholly owned subsidiary, Trinity Marine Products, Inc. (“TMP”), and certain material suppliers and others, have been named as co-defendants in six separate lawsuits filed by multiple plaintiffs on various dates. In October 2003 ACF Acceptance Barge I, LLC (“ACF”) settled all of its claims in the ACF litigation with the Company. The settlement involved the purchase of eleven barges which are leased to a barge operator under long-term bareboat charter agreements. The Company’s Leasing Subsidiary purchased the barges for $19.1 million and succeeded ACF as lessor under the charters. The estimated fair market value of the operating leases and residual value of the barges approximated the purchase price. In one of the other cases the plaintiff has petitioned the court for certification of a class, which, if certified by the court, could potentially increase the total number of barges involved in the case. The other five suits involve 48 tank barges sold at an average price of approximately $1.4 million, and 140 hopper barges sold at an average price of approximately $280,000. All the cases allege similar causes of action related to defects in coating materials supplied by a co-defendant and coatings application workmanship by TMP. The plaintiffs seek both compensatory and punitive damages and/or rescission of the barge purchase contracts. Technical experts investigating the claims have expressed the opinion that technical arguments presented by the plaintiffs in this litigation are without merit. The Company and TMP are defending these cases vigorously. As of February 15, 2004, two of the plaintiffs owe TMP approximately $11.5 million, of which $10.5 million is past due, related to contracts for the purchase of barges not involved in the litigation. TMP has filed suit for collection of the past due amounts.

In a proceeding unrelated to the foregoing litigation, the Company and TMP filed a declaratory judgment action seeking declaration by the Court of the Company’s and TMP’s (i) obligations related to allegations of certain barge owners as to defective coatings and coatings application on 65 tank barges and (ii) rights and remedies relative to an insurance policy in which TMP was named as an additional insured and which was applicable to the coatings on the 65 barges. On December 9, 2003, the barge owners filed a response proceeding to the declaratory judgment action claiming actual damages of $6.5 million and punitive damages of $10 million.

A subsidiary of the Company, Transit Mix Concrete and Materials Company was named as a defendant in a case involving the death of an employee of an independent contractor who died following an accident that occurred while the decedent was working at a Company owned facility. Following a jury verdict in the favor of the plaintiff, the presiding judge entered a final judgment in the amount of $33.9 million (inclusive of fees, costs, and judgment interest). This case has been appealed. Management believes liability in this case, if any, exceeding $3.0 million, will be covered by insurance.

The Company is also involved in other claims and lawsuits incidental to its current and former subsidiaries’ businesses. Based on information currently available to the Company, it is management’s opinion that our ultimate liability, if any, for such claims and lawsuits, including those matters associated with its use of products manufactured by others and alleged to contain asbestos, in the aggregate will not have a material adverse effect on the Company’s business, operations or overall financial condition. However, resolutions of claims or lawsuits by settlement or otherwise could have a significant impact on the Company’s operating results for the reporting period in which any such resolution occurs.

The Company is subject to federal, state, local, and foreign laws and regulations relating to the environment and to the workplace. The Company believes that it is currently in substantial compliance with such laws and regulations.

The Company is involved in various proceedings relating to environmental matters. The Company has provided reserves totaling $17.2 million to cover probable and estimable liabilities of the Company with respect to such proceedings, taking into account currently available information and the Company’s contractual rights of indemnification. However, estimates of future response costs are necessarily imprecise. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company.

Non-cancelable purchase obligations, primarily for steel purchases, are $273.0 million in 2004 and $1.2 million in 2005.

Note 18. Selected quarterly financial data (unaudited)

	Three months		Three months	Three months
	ended	Three months	ended	ended
	March 31,	ended	September 30,	December 31,
(In millions except per share data)	2003	June 30, 2003	2003	2003

Year ended December 31, 2003:
Revenues	$289.1	$365.8	$363.4	$414.5
Operating profit (loss)	(11.4)	10.4	10.1	4.3
Net income (loss)	(14.5)	3.5	1.8	(0.8)
Dividends on Series B preferred stock	—	—	(0.8)	(0.8)
Net income (loss) applicable to common shareholder	(14.5)	3.5	1.0	(1.6)
Net income (loss) per common share:
Basic	$(0.32)	$0.08	$0.02	$(0.04)
Diluted	(0.32)	0.08	0.02	(0.04)

	Three months		Three months	Three months
	ended	Three months	ended	ended
	March 31,	ended	September 30,	December 31,
(In millions except per share data)	2002	June 30, 2002	2002	2002

Year ended December 31, 2002:
Revenues	$384.3	$366.0	$387.6	$349.4
Operating profit (loss)(1)	(4.2)	3.2	13.7	(2.0)
Net income (loss)(1)	(8.6)	(5.7)	6.2	(11.5)
Net income (loss) per common share(1):
Basic	$(0.19)	$(0.13)	$0.14	$(0.25)
Diluted	(0.19)	(0.13)	0.14	(0.25)

(1) See notes to consolidated financial statements for a discussion of unusual charges for the three months ended December 31, 2001.

Note 19. Supplemental Guarantor/Non Guarantor Financial Information

On March 10, 2004, $300,000,000 of Senior Notes due 2014 were issued by Trinity Industries, Inc. (Parent) which includes the corporate operations and certain operations of the Construction Products Group and the Industrial Products Group. The Senior Notes are fully and unconditionally and jointly and severally guaranteed by certain of Trinity’s wholly owned subsidiaries: Transit Mix Concrete & Material Company, Trinity Industries Leasing Company, Trinity Marine Products, Inc., Trinity Rail Group, LLC, Thrall Trinity Freight Car, Inc., Trinity Tank Car, Inc., and Trinity Rail Components and Repair, Inc. No other subsidiaries guarantee the Senior Notes. As of December 31, 2003, assets held by the non guarantor subsidiaries include $39.5 million of restricted assets that are not available for distribution to the Parent, $129.8 million of assets securing certain debt owed by the non guarantor subsidiaries, and $231.6 million of assets located in foreign locations.

The following financial information presents condensed consolidating balance sheets, statements of income and statements of cash flows for Trinity Industries, Inc., its guarantor subsidiaries and non guarantor subsidiaries. The information is presented on the basis of Trinity Industries, inc. accounting for its ownership of its wholly owned subsidiaries using the equity method of accounting. Intercompany transactions of goods and services between guarantor and non guarantor subsidiaries are presented as transfers. Amounts included in Trinity Industries, Inc. financial information for the nine months ended December 31, 2001 include Trinity’s North American Railcar operations. These operations are included in the guarantor subsidiary financial information for 2002 and 2003 as a result of a legal reorganization of the Company in 2002.

The following represents the supplemental consolidated condensed financial statements of Trinity Industries, Inc., the issuer of the senior secured notes, and its guarantor and non guarantor subsidiaries, as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and for the nine months ended December 31, 2001.

	For the year ended December 31, 2003

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$210.5	$691.9	$561.3	$(30.9)	$1,432.8
Operating costs:
Cost of revenues	167.8	600.5	523.0	(30.9)	1,260.4
Selling, engineering and administrative expenses	50.1	64.1	44.8	—	159.0

	217.9	664.6	567.8	(30.9)	1,419.4

Operating profit (loss)	(7.4)	27.3	(6.5)	—	13.4
Other (income) expense:
Interest income	(0.8)	(0.9)	1.0	—	(0.7)
Interest expense	32.8	19.5	(17.4)	—	34.9
Equity in earnings of subsidiaries	(15.2)	—	—	15.2	—
Other, net	(3.8)	(1.7)	(1.0)	—	(6.5)

	13.0	16.9	(17.4)	15.2	27.7

Income (loss) before income taxes	(20.4)	10.4	10.9	(15.2)	(14.3)
Provision (benefit) for income taxes:
Current	11.6	(14.6)	(11.4)	—	(14.4)
Deferred	(22.0)	18.2	13.9	—	10.1

	(10.4)	3.6	2.5	—	(4.3)

Net income (loss)	$(10.0)	$6.8	$8.4	$(15.2)	$(10.0)

	For the year ended December 31, 2002

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$312.2	$676.5	$531.5	$(32.9)	$1,487.3
Operating costs:
Cost of revenues	253.1	603.9	489.9	(32.9)	1,314.0
Selling, engineering and administrative expenses	53.6	60.4	48.6	—	162.6

	306.7	664.3	538.5	(32.9)	1,476.6

Operating profit (loss)	5.5	12.2	(7.0)	—	10.7
Other (income) expense:
Interest income	(2.0)	(0.5)	1.3	—	(1.2)
Interest expense	36.6	16.4	(16.7)	—	36.3
Equity in earnings of subsidiaries	(4.7)	—	—	4.7	—
Other, net	—	13.1	(13.1)	—	—

	29.9	29.0	(28.5)	4.7	35.1

Income (loss) before income taxes	(24.4)	(16.8)	21.5	(4.7)	(24.4)
Provision (benefit) for income taxes:
Current	(22.7)	(33.0)	(5.1)	—	(60.8)
Deferred	17.9	28.2	9.9	—	56.0

	(4.8)	(4.8)	4.8	—	(4.8)

Net income (loss)	$(19.6)	$(12.0)	$16.7	$(4.7)	$(19.6)

	For the nine months ended December 31, 2001

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$670.7	$381.3	$317.5	$(21.7)	$1,347.8
Operating costs:
Cost of revenues	631.5	329.1	295.6	(21.7)	1,234.5
Selling, engineering and administrative expenses	64.1	21.6	44.0	—	129.7

	695.6	350.7	339.6	(21.7)	1,364.2

Operating profit (loss)	(24.9)	30.6	(22.1)	—	(16.4)
Other (income) expense:
Interest income	(1.5)	0.1	(1.1)	—	(2.5)
Interest expense	24.2	11.6	(14.1)	—	21.7
Equity in earnings of subsidiaries	(0.1)	—	—	0.1	—
Other, net	3.1	(1.0)	2.8	—	4.9

	25.7	10.7	(12.4)	0.1	24.1

Income (loss) before income taxes	(50.6)	19.9	(9.7)	(0.1)	(40.5)
Provision (benefit) for income taxes:
Current	—	(17.5)	8.3	—	3.3
Deferred	(15.9)	22.8	(3.5)	—	(9.1)

	(15.9)	5.3	4.8	—	(5.8)

Net income (loss)	$(34.7)	$14.6	$(14.5)	$(0.1)	$(34.7)

	December 31, 2003

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$31.5	$1.0	$13.5	$—	$46.0
Account receivables, net of allowance	51.1	97.5	49.5	—	198.1
Inventory	19.8	127.9	110.3	—	258.0
Property, plant and equipment, net	60.0	458.2	427.0	—	945.2
Investments in subsidiaries/ intercompany receivable (payable), net	1,050.4	(266.0)	168.3	(952.7)	—
Other assets	194.6	351.7	141.3	(127.0)	560.6

	$1,407.4	$770.3	$909.9	$(1,079.7)	$2,007.9

Liabilities:
Accounts payable and accrued liabilities	$171.0	$154.3	$134.9	$—	$460.2
Deferred income	18.6	3.1	10.5	—	32.2
Other liabilities	29.0	152.6	4.1	(127.0)	58.7
Debt	127.2	170.2	97.8	—	395.2
Redeemable convertible preferred stock	57.8	—	—	—	57.8
Total stockholders’ equity	1,003.8	290.1	662.6	(952.7)	1,003.8

	$1,407.4	$770.3	$909.9	$(1,079.7)	$2,007.9

	December 31, 2002

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$3.5	$2.6	$13.0	$—	$19.1
Account receivables, net of allowance	55.5	53.7	59.0	—	168.2
Income tax receivable	50.0	—	—	—	50.0
Inventory	27.6	88.0	97.7	—	213.3
Property, plant and equipment, net	71.2	504.3	385.5	—	961.0
Investments in subsidiaries/ intercompany receivable (payable), net	1,210.8	(472.3)	199.0	(937.5)	—
Other assets	61.2	344.4	139.3	—	544.9

	$1,479.8	$520.7	$893.5	$(937.5)	$1,956.5

Liabilities:
Accounts payable and accrued liabilities	$226.4	$61.8	$107.8	$—	$396.0
Deferred income	13.6	3.2	—	—	16.8
Other liabilities	36.7	—	16.5	—	53.2
Debt	201.5	172.4	115.0	—	488.9
Total stockholders’ equity	1,001.6	283.3	654.2	(937.5)	1,001.6

	$1,479.8	$520.7	$893.5	$(937.5)	$1,956.5

	For the year ended December 31, 2003

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net income (loss)	$(10.0)	$6.8	$8.4	$(15.2)	$(10.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15.4	25.5	44.7	—	85.6
Provision (benefit) for deferred income taxes	(22.0)	18.2	13.9	—	10.1
Gain on sales of property, plant, equipment and other assets	(5.7)	(1.6)	(2.7)	—	(10.0)
Net transfers with subsidiaries	160.4	(206.3)	30.7	15.2	—
Other	9.2	(5.0)	(1.6)	—	2.6
Changes in assets and liabilities, net;
Decrease (increase) in receivables	4.4	(43.8)	9.5	—	(29.9)
Decrease in tax receivables	50.0	—	—	—	50.0
Decrease (increase) in inventories	7.8	(39.9)	(12.6)	—	(44.7)
Decrease (increase) in other assets	(0.1)	(1.1)	(3.7)	—	(4.9)
(Decrease) increase in accounts payable and accrued liabilities	(44.2)	90.6	27.1	—	73.5
(Decrease) increase in other liabilities	(115.5)	134.4	(26.3)	—	(7.4)

Net cash provided (used) by operating activities	49.7	(22.2)	87.4	—	114.9
Investing activities:
Proceeds from sales of property, plant, equipment and other assets	8.6	278.5	207.7	(243.2)	251.6
Capital expenditures—lease subsidiaries	—	(237.6)	(270.3)	243.2	(264.7)
Capital expenditures—other	(2.6)	(10.5)	(7.1)	—	(20.2)
Payment for purchase of acquisitions—net of cash acquired	—	(7.6)	—	—	(7.6)

Net cash provided (required) by investing activities	6.0	22.8	(69.7)	—	(40.9)
Financing activities:
Issuance of redeemable preferred stock	57.6	—	—	—	57.6
Payments to retire debt	(164.9)	(2.2)	(212.6)	—	(379.7)
Proceeds from issuance of debt	90.6	—	195.4	—	286.0
Dividends paid to common stockholders	(11.0)	—	—	—	(11.0)

Net cash required by financing activities	(27.7)	(2.2)	(17.2)	—	(47.1)

Net increase (decrease) in cash and cash equivalents	28.0	(1.6)	0.5	—	26.9
Cash and equivalents at beginning of period	3.5	2.6	13.0	—	19.1

Cash and equivalents at end of period	$31.5	$1.0	$13.5	$—	$46.0

	For the year ended December 31, 2002

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net income (loss)	$(19.6)	$(12.0)	$16.7	$(4.7)	$(19.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.8	43.5	32.4	—	90.7
Provision (benefit) for deferred income taxes	17.9	28.2	9.9	—	56.0
Gain on sales of property, plant, equipment and other assets	(2.3)	(0.6)	(1.6)	—	(4.5)
Net transfers with subsidiaries	58.9	(44.9)	(18.7)	4.7	—
Other	41.9	(25.9)	(10.7)	—	5.3
Changes in assets and liabilities, net:
Decrease (increase) in receivables	36.1	(3.0)	(6.8)	—	26.3
Increase in tax receivables	(40.2)	—	—	—	(40.2)
Decrease (increase) in inventories	65.8	(36.8)	32.9	—	61.9
Decrease (increase) in other assets	77.7	(83.2)	26.0	—	20.5
(Decrease) increase in accounts payable and accrued liabilities	(16.7)	(16.2)	(23.0)	—	(55.9)
(Decrease) increase in other liabilities	11.8	(28.2)	(3.4)	—	(19.8)

Net cash provided (used) by operating activities	246.1	(179.1)	53.7	—	120.7
Investing activities:
Proceeds from sales of property, plant, equipment and other assets	10.5	160.9	5.9	(154.8)	22.5
Capital expenditures—lease subsidiaries	—	(133.0)	(156.3)	154.8	(134.5)
Capital expenditures—other	(9.0)	(9.1)	(19.6)	—	(37.7)
Payment for purchase of acquisitions—net of cash acquired	—	—	(1.4)	—	(1.4)

Net cash provided (required) by investing activities	1.5	18.8	(171.4)	—	(151.1)
Financing activities:
Issuance of common stock	31.2	—	—	—	31.2
Payments to retire debt	(773.3)	(11.4)	(1.4)	—	(786.1)
Proceeds from issuance of debt	512.0	170.4	116.3	—	798.7
Dividends paid to common stockholders	(16.5)	—	—	—	(16.5)

Net cash provided (required) by financing activities	(246.6)	159.0	114.9	—	27.3

Net increase (decrease) in cash and cash equivalents	1.0	(1.3)	(2.8)	—	(3.1)
Cash and equivalents at beginning of period	2.5	3.9	15.8	—	22.2

Cash and equivalents at end of period	$3.5	$2.6	$13.0	$—	$19.1

	For the nine months ended December 31, 2001

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net income (loss)	$(34.7)	$14.6	$(14.5)	$(0.1)	$(34.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17.2	29.6	19.4	—	66.2
Provision (benefit) for deferred income taxes	(28.4)	22.8	(3.5)	—	(9.1)
Gain on sales of property, plant, equipment and other assets	(0.2)	(0.3)	(0.6)	—	(1.1)
Unusual charges	24.5	—	41.9	—	66.4
Net transfers with subsidiaries	(219.9)	223.9	(4.1)	0.1	—
Other	6.8	(9.0)	4.7	—	2.5
Changes in assets and liabilities, net:
Decrease (increase) in receivables	30.7	37.4	20.6	—	88.7
Decrease (increase) in tax receivables	(9.8)	—	—	—	(9.8)
Decrease in inventories	89.4	11.1	12.3	—	112.8
Decrease (increase) in other assets	(86.9)	80.9	0.8	—	(5.2)
(Decrease) increase in accounts payable and accrued liabilities	(11.7)	(52.1)	(16.5)	—	(80.3)
(Decrease) increase in other liabilities	97.1	(98.7)	5.3	—	3.7

Net cash provided (used) by operating activities	(125.9)	260.2	65.8	—	200.1
Investing activities:
Proceeds from sales of property, plant, equipment and other assets	5.0	243.2	8.0	(68.0)	188.2
Capital expenditures—lease subsidiaries	—	(132.5)	(22.4)	68.0	(86.9)
Capital expenditures—other	(6.6)	(5.6)	(34.2)	—	(46.4)
Payment for purchase of acquisitions—net of cash acquired	184.3	(340.0)	(9.3)	—	(165.0)

Net cash required by investing activities	182.7	(234.9)	(57.9)	—	(110.1)
Financing activities:
Net borrowings (repayments) of short-term debt	(35.8)	—	—	—	(35.8)
Payments to retire debt	(0.1)	(25.1)	(0.3)	—	(25.5)
Dividends paid to common stockholders	(20.0)	—	—	—	(20.0)

Net cash required by financing activities	(55.9)	(25.1)	(0.3)	—	(81.3)

Net increase in cash and cash equivalents	0.9	0.2	7.6	—	8.7
Cash and equivalents at beginning of period	1.6	3.7	8.2	—	13.5

Cash and equivalents at end of period	$2.5	$3.9	$15.8	$—	$22.2

Trinity Industries, Inc. and subsidiaries

consolidated statements of operations

	Three months
	ended
	March 31,

(In millions except per share amounts)	2004	2003

	(unaudited)
Revenues	$454.9	$289.1
Operating costs:
Cost of revenues	425.1	266.4
Selling, engineering and administrative expenses	36.3	34.1

	461.4	300.5

Operating loss	(6.5)	(11.4)
Other (income) expense:
Interest income	(0.2)	(0.1)
Interest expense	10.1	9.5
Other, net	0.1	(0.8)

	10.0	8.6

Loss before income taxes	(16.5)	(20.0)
Provision (benefit) for income taxes	(5.7)	(5.5)

Net loss	(10.8)	(14.5)
Dividends on Series B preferred stock	(0.8)	—

Net loss applicable to common shareholders	$(11.6)	$(14.5)

Net loss applicable to common shareholders per common share:
Basic	$(0.25)	$(0.32)

Diluted	$(0.25)	$(0.32)

Weighted average number of shares outstanding:
Basic	46.2	45.5
Diluted	46.2	45.5

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated balance sheets

	March 31,	December 31,
(In millions)	2004	2003

	(unaudited)
Assets
Cash and cash equivalents	$151.3	$46.0
Receivables, net of allowance	235.3	198.1
Inventories:
Raw materials and supplies	155.5	158.4
Work in process	76.8	60.0
Finished goods	43.5	39.6

	275.8	258.0
Property, plant and equipment, at cost	1,624.2	1,627.1
Less accumulated depreciation	(689.8)	(681.9)

	934.4	945.2
Goodwill	420.2	415.1
Other assets	149.2	145.5

	$2,166.2	$2,007.9

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$444.9	$460.2
Debt:
Recourse	475.6	298.5
Non-recourse	108.6	96.7

	584.2	395.2
Deferred income	30.4	32.2
Other liabilities	52.7	58.7

	1,112.2	946.3
Series B redeemable convertible preferred stock, no par value, $0.1 liquidation value	57.9	57.8
Stockholders’ equity:
Preferred stock—1.5 shares authorized and unissued	—	—
Common stock—shares issued and outstanding at March 31, 2004—50.9; at December 31, 2003—50.9	50.9	50.9
Capital in excess of par value	431.5	434.7
Retained earnings	635.5	649.9
Accumulated other comprehensive loss	(27.6)	(27.3)
Treasury stock (4.0 shares at March 31, 2004 and 4.3 shares at December 31, 2003)	(94.2)	(104.4)

	996.1	1,003.8

	$2,166.2	$2,007.9

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated statements of cash flows

	Three months
	ended
	March 31,

(In millions)	2004	2003

	(unaudited)
Operating activities:
Net loss	$(10.8)	$(14.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22.1	21.8
Deferred income taxes	(5.7)	(1.8)
Gain on sale of property, plant, equipment and other assets	(0.6)	(1.4)
Other	0.5	(0.6)
Changes in assets and liabilities:
(Increase) decrease in receivables	(37.5)	15.4
Decrease in tax receivable	—	46.2
(Increase) decrease in inventories	(16.8)	5.7
(Increase) decrease in other assets	(6.8)	10.9
(Decrease) increase in accounts payable and accrued liabilities	(15.2)	4.8
(Decrease) increase in other liabilities	(0.9)	1.1

Net cash (required) provided by operating activities	(71.7)	87.6

Investing activities:
Proceeds from sale of property, plant, equipment and other assets	4.1	2.5
Capital expenditures—lease subsidiary	(31.8)	(65.5)
Capital expenditures—other	(5.0)	(2.9)
Payment for purchase of acquisitions, net of cash acquired	(15.7)	—–
Sale of investment in equity trust	8.5	—–

Net cash required by investing activities	(39.9)	(65.9)

Financing activities:
Payments to retire debt	(177.6)	(67.5)
Proceeds from issuance of debt	392.2	74.8
Proceeds from issuance of common stock, net	6.5	—–
Dividends paid to common shareholders	(2.8)	(2.8)
Dividends paid to preferred shareholders	(1.4)	—–

Net cash provided by financing activities	216.9	4.5

Net increase in cash and cash equivalents	105.3	26.2
Cash and cash equivalents at beginning of period	46.0	19.1

Cash and cash equivalents at end of period	$151.3	$45.3

Interest paid for the three months ended March 31, 2004 and 2003 was $10.7 and $11.5, respectively. Taxes paid, net of refunds received, were $4.0 for the three months ended March 31, 2004 and taxes received, net of payments made were $47.3 for the three months ended March 31, 2003.

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

consolidated statement of stockholders’ equity

	Common	Common	Capital		Accumulated
	Shares	Stock	in Excess		Other		Treasury	Total
(In millions except share and per	(100,000,000	$1.00 Par	of Par	Retained	Comprehensive	Treasury	Stock	Stockholders’
share data)	Authorized)	Value	value	Earnings	Loss	Shares	At Cost	Equity

	(unaudited)
Balance at December 31, 2003	50,940,351	$50.9	$434.7	$649.9	$(27.3)	(4,260,860)	$(104.4)	$1,003.8
Net loss	—	—	—	(10.8)	—	—	—	(10.8)
Currency translation adjustments	—	—	—	—	0.1	—	—	0.1
Unrealized loss on derivative financial instruments	—	—	—	—	(0.4)	—	—	(0.4)

Comprehensive net loss								(11.1)
Cash dividends ($0.06 per common share)	—	—	—	(2.8)	—	—	—	(2.8)
Dividend on Series B preferred stock	—	—	—	(0.8)	—	—	—	(0.8)
Restricted shares issued	—	—	(0.1)	—	—	20,800	0.6	0.5
Stock options exercised	—	—	(3.1)	—	—	277,921	9.6	6.5

Balance at March 31, 2004	50,940,351	$50.9	$431.5	$635.5	$(27.6)	(3,962,139)	$(94.2)	$996.1

See accompanying notes to consolidated financial statements.

Trinity Industries, Inc. and subsidiaries

notes to consolidated financial statements
(unaudited)

Note 1. Summary of significant accounting policies

Basis of presentation

The foregoing consolidated financial statements are unaudited and have been prepared from the books and records of Trinity Industries, Inc. (“Trinity” or the “Company”). In the opinion of management, all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the financial position of the Company as of March 31, 2004 and the results of operations and cash flows for the three-month period ended March 31, 2004 and 2003, in conformity with generally accepted accounting principles, have been made. Because of seasonal and other factors, the results of operations for the three-month period ended March 31, 2004 may not be indicative of expected results of operations for the year ending December 31, 2004. These interim financial statements and notes are condensed as permitted by the instructions to Form 10-Q and should be read in conjunction with the audited consolidated financial statements of the Company included in its Form 10-K for the year ended December 31, 2003.

Stock based compensation

The Company has elected to apply the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its interpretations and, accordingly, no compensation expense has been recorded for the stock options. The effect of computing compensation expense in accordance with Statement of Accounting Standards No. 123, “Accounting for Stock Based Compensation,” using the Black-Scholes option pricing method for the three months ended March 31, 2004 and 2003 are shown in the accompanying table.

	Three months
	ended
	March 31,

(In millions)	2004	2003

Pro forma:
Net loss applicable to common shareholders, as reported	$(11.6)	$(14.5)
Add: Stock compensation expense related to restricted stock	—	—
	0.5	0.5
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related income tax effects	(1.2)	(1.7)

Pro forma net loss applicable to common shareholders	$(12.3)	$(15.7)

Pro forma net loss applicable to common shareholders per diluted share	$(0.27)	$(0.35)

Net loss applicable to common shareholders per diluted share—as reported	$(0.25)	$(0.32)

Net loss applicable to common shareholders

Diluted net loss applicable to common shareholders is based on the weighted average shares outstanding plus the dilutive impact of stock options and Series B preferred stock, if any. Basic net loss applicable to common shareholders is based on the weighted average number of common shares outstanding for the period. The numerator for basic net loss applicable to common shareholders is loss adjusted for dividends on the Series B preferred stock in 2004 and net loss in 2003. The numerator for diluted net income loss applicable to common shareholders is net loss, adjusted for dividends on the Series B preferred stock in 2004. Employee stock options were antidilutive for all periods presented. The Series B preferred stock was antidilutive for 2004 and therefore not considered in average shares outstanding in the diluted net loss applicable to common shareholders calculation.

Note 2. Segment information

The Company reports operating results in the following business segments: (1) the Rail Group, which manufactures and sells railcars and component parts; (2) the Constructions Products Group, which manufactures and sells highway guardrail and safety products, concrete and aggregate, girders and beams used in the construction of highway and railway bridges, and weld fittings used in pressure piping systems; (3) the Inland Barge Group, which manufactures and sells barges and related products for inland waterway services; (4) the Industrial Products Group, which manufactures and sells tank heads and pressure and non-pressure containers for the storage and transportation of liquefied gases and other liquid and dry products; and (5) the Railcar Leasing and Management Services Group, which provides fleet management, maintenance and leasing services. Finally, All Other includes the Company’s captive insurance and transportation companies, structural towers, and other peripheral businesses.

Sales and related profits from the Rail Group to Railcar Leasing and Management Services Group are recorded in Rail Group and eliminated in consolidation. Sales of railcars from the lease fleet are included in the Railcar Leasing and Management Services Group. Sales between groups are recorded at prices comparable to those charged to external customers.

Three months ended March 31, 2004

	Revenues			Operating
				Profit
(In millions)	Outside	Intersegment	Total	(Loss)

Rail Group	$225.2	$35.7	$260.9	$(3.6)
Construction Products Group	120.0	0.1	120.1	2.0
Inland Barge Group	43.3	—	43.3	(5.7)
Industrial Products Group	30.4	1.4	31.8	0.8
Railcar Leasing and Management Services Group	35.1	—	35.1	9.6
All Other	0.9	6.7	7.6	1.3
Corporate	—	—	—	(7.6)
Eliminations	—	(43.9)	(43.9)	(3.3)

Consolidated Total	$454.9	$—	$454.9	$(6.5)

Three months ended March 31, 2003

	Revenues			Operating
				Profit
(In millions)	Outside	Intersegment	Total	(Loss)

Rail Group	$84.0	$65.1	$149.1	$(10.3)
Construction Products Group	103.4	0.1	103.5	3.1
Inland Barge Group	44.1	—	44.1	(0.8)
Industrial Products Group	27.7	0.8	28.5	—
Railcar Leasing and Management Services Group	28.5	—	28.5	8.6
All Other	1.4	5.9	7.3	(0.9)
Corporate	—	—	—	(7.2)
Eliminations	—	(71.9)	(71.9)	(3.9)

Consolidated Total	$289.1	$—	$289.1	$(11.4)

Note 3. Property, plant and equipment

The following table summarizes the components of property, plant and equipment as of March 31, 2004 and December 31, 2003.

	March 31,	December 31,
(In millions)	2004	2003

Corporate/ Manufacturing:
Property, plant and equipment	$869.8	$868.6
Less accumulated depreciation	(572.2)	(569.0)

	297.6	299.6

Leasing:
Property, plant and equipment	754.4	758.5
Less accumulated depreciation	(117.6)	(112.9)

	636.8	645.6

	$934.4	$945.2

Note 4. Deposit agreement

The Company has a deposit agreement with Altos Hornos de Mexico, SA de C.V. (“AHMSA”) that provides for funds to be deposited with AHMSA that are then used along with other funds from the Company to purchase steel from AHMSA. As of March 31, 2004, total funds on deposit including interest due amounted to approximately $19.1 million. Since May 1999 AHMSA has been operating under a judicial declaration of suspension of payments, which under applicable Mexican law, allows companies in Mexico to (1) seek a debt restructuring agreement with their creditors in an orderly fashion; (2) continue their operations; and (3) avoid declaration of bankruptcy and liquidation of assets. The Company’s understanding of Mexican law is that all funds on deposit are required to be returned to the Company regardless of whether the supplier is able to operate under the declaration of suspension of payments. Trinity reduced $5.0 million of this deposit through purchases in the quarter ended

March 31, 2004. The timing of future reductions of the deposit balance will depend on the rate of future steel purchases.

Note 5. Warranties

The Company provides for the estimated cost of product warranties at the time revenue is recognized and assesses the adequacy of the resulting reserves on a quarterly basis. The change in the accruals for warranties for the three months ended March 31, 2004 and 2003 was as follows:

	Three months
	ended
	March 31,

(In millions)	2004	2003

Beginning balance	$23.0	$20.8
Additions	2.5	4.8
Reductions	(5.9)	(3.6)

Ending balance	$19.6	$22.0

Note 6. Debt

The following table summarizes the components of debt as of March 31, 2004 and December 31, 2003.

	March 31,	December 31,
(In millions)	2004	2003

Corporate/ Manufacturing—Recourse:
Revolving commitment	$—	$—
Term commitment	—	122.8
Senior Notes	300.0	—
Other	5.6	5.7

	305.6	128.5

Leasing—Recourse
Equipment trust certificates	170.0	170.0

	170.0	170.0

	475.6	298.5

Leasing—Non-recourse
Warehouse facility	108.6	71.1
Trust debt	—	25.6

	108.6	96.7

Total debt	$584.2	$395.2

In March 2004, the Company issued, through a private offering, $300 million aggregate principal amount 6 1/2% senior notes (Senior Notes) due 2014. Interest on the Senior Notes is payable semiannually commencing September 15, 2004. The Senior Notes rank equally with all of the Company’s existing and future senior debt and are subordinated to all the Company’s existing and future secured debt to the extent of the value of the assets securing such debt. The Company may redeem some or all of the Senior Notes at any time on or after March 15, 2009 at a redemption price of 103.25% in 2009, 102.167% in 2010, 101.083% in 2011 and 100.0% in 2012 and thereafter plus accrued interest. The Company may also redeem up to 35% of the aggregate principal amount of the Senior Notes using the proceeds from certain public equity offerings completed on or before March 15, 2007 at a redemption price of 106.5% of the principal amount plus accrued and unpaid interest. The Senior Notes could restrict the Company’s ability to incur additional debt, make certain distributions, investments and other restricted payments, sell assets, create certain liens and merge, consolidate or sell substantially all of its assets. The Company applied approximately $163 million of the net proceeds of the offering to repay all indebtedness under its existing bank credit facility.

In connection with the issuance of the Senior Notes, the Company extended its secured credit agreement to provide for a three-year, $250 million revolving credit facility. Amounts borrowed under the revolving credit facility during the first quarter of 2004 bear interest at LIBOR plus 1.75%. Amounts borrowed under the revolving credit facility for periods after the first quarter of 2004 will bear interest at LIBOR plus a margin based upon financial performance. The Company’s accounts receivable and inventory secure the agreement. The agreement limits the amount of capital expenditures related to the Company’s leasing business, requires maintenance of ratios related to interest coverage for the leasing and manufacturing operations, leverage, asset coverage and minimum net worth, and restricts the amount of dividend payments based upon the current credit rating of the Company not to exceed $25 million annually. At March 31, 2004, there were no borrowings under the revolving credit facility.

Trinity Industries Leasing Company (“TILC”) through a wholly owned and consolidated business trust has a $300 million non-recourse warehouse facility to finance or refinance railcars acquired or owned by TILC. While the warehouse facility is due August 2004 and unless renewed would be payable in three equal installments in February 2005, August 2005, and February 2006, railcars financed by the warehouse facility have historically been refinanced under long-term financing agreements. Specific railcars and the underlying leases secure the facility. Advances under the facility may not exceed 75% of the fair market value of the eligible railcars securing the facility as defined by the agreement. Advances under the facility bear interest at LIBOR plus 1.375% (2.475% at March 31, 2004). At March 31, 2004, $191.4 million was available under this facility.

As of December 31, 2003, the Leasing Group has an equity ownership in a trust formed to finance the purchase of railcars. This trust was capitalized with $9.5 million from the Leasing Group and outside debt of $25.6 million. Because this trust is a variable interest entity for which the equity investor is the primary beneficiary, the financial statements of the trust were consolidated with the Company’s financial statements as of and for the year end December 31, 2003. In February 2004, the Leasing Group sold its equity ownership in the trust to a third party. Consequently, the trust, including the non-recourse debt of $25.6 million, is no longer consolidated in the Company’s financial statements.

Terms and conditions of other debt are described in the Annual Report.

The remaining principal payments under existing debt agreements as of March 31, 2004 are as follows:

	Remaining
	nine
	months of
(In millions)	2004	2005	2006	2007	2008	Thereafter

Recourse:
Corporate/ Manufacturing	$0.8	$0.8	$0.3	$0.2	$0.1	$303.4
Leasing—equipment trust certificates (Note 7)	—	39.9	10.3	43.4	14.2	62.2
Non-recourse:
Leasing—warehouse facility (Note 7)	1.3	71.5	35.8	—	—	—

Total principal payments	$2.1	$112.2	$46.4	$43.6	$14.3	$365.6

Note 7. Railcar leasing and management services group

The Railcar Leasing and Management Services Group (“Leasing Group”) provides fleet management, maintenance and leasing services. Selected combined financial information for the Leasing Group is as follows:

	March 31,	December 31,
(In millions)	2004	2003

Balance Sheet
Cash	$6.5	$5.3
Leasing equipment, net
Machinery	31.4	31.0
Equipment on lease	722.0	725.8
Construction in progress	1.0	1.7

	754.4	758.5
Less accumulated depreciation	(117.6)	(112.9)

	636.8	645.6
Restricted Assets	32.4	39.5
Debt
Recourse	170.0	170.0
Non-recourse	108.6	96.7

	Three months
	ended
	March 31,

	2004	2003

Statement of Operations
Revenues	$35.1	$28.5
Operating profit	9.6	8.6
Interest expense	4.6	4.2

Equipment on lease consists primarily of railcars leased to third parties with terms generally ranging between one and twenty years, wherein equipment manufactured by Trinity is leased for a specified type of service over the term of the lease. As lessor, the Company primarily enters into operating leases. Future minimum rental revenues to be received by the Company on such leases as of March 31, 2004 are as follows: the remaining nine months of 2004—$76.1 million; 2005—$89.4 million; 2006—$75.3 million; 2007—$64.1 million; 2008—$52.1 million and $305.3 million thereafter. Leasing Group equipment with a net book value of $397.2 million is pledged as collateral for debt.

The Leasing Group’s debt consists of both recourse and non-recourse debt. See Note 6 for maturities for the debt.

Note 8. Other, Net

Other (income) expense consists of the following items:

	Three months
	ended
	March 31,

(In millions)	2004	2003

Gains on sale of property, plant and equipment	$(0.6)	$(1.4)
Foreign currency exchange transactions	0.8	0.1
Loss on equity investments	—	0.5
Other	(0.1)	—

Other, net	$0.1	$(0.8)

Note 9. Benefit plans

The following table summarizes the components of net periodic pension cost for the Company:

	Three months
	ended
	March 31,

(In millions)	2004	2003

Service cost	$2.5	$2.4
Interest	3.7	4.1
Expected return on assets	(3.8)	(3.6)
Amortization and deferral	0.3	0.4
Profit sharing	0.9	0.8
Other	—	0.2

Net expense	$3.6	$4.3

The Company had no contributions to the Company’s defined benefit pension plan for the three months ended March 31, 2004 and 2003, respectively. Total contributions to the Company’s pension plan in 2004 are currently expected to be approximately $17.5 million.

Note 10. Contingencies

In March 2004, the Company and its wholly owned subsidiary, Trinity Marine Products, Inc. (“TMP”), settled a lawsuit filed by Florida Marine Transporters, Inc. (“FMT”) related to twenty-eight tank barges owned and/or operated by FMT. The settlement involves, among other elements, a joint monitoring of the barge coatings and void compartment maintenance procedures, and a mutual release of all claims against one another.

The Company and TMP, and certain material suppliers and others, are named as co-defendants in four separate lawsuits filed by multiple plaintiffs on various dates. In one of these four cases the plaintiff has petitioned the court for certification of a class which, if certified by the court, could increase the total number of barges involved in that case. Such four suits involve 30 tank barges sold at an average price of approximately $1.4 million, and 140 hopper barges sold at an average price of approximately $280,000. All four cases allege similar causes of action related to defects in coating materials supplied by a co-defendant and coatings application workmanship by TMP. The plaintiffs seek both compensatory and punitive damages and/or recision of the barge purchase contracts. Independent experts investigating the claims have expressed the opinion that technical arguments presented by the plaintiffs in this litigation are without merit. The Company and TMP are defending these cases vigorously. As of March 31, 2004, one of the plaintiffs owes TMP approximately $8.7 million related to contracts for barges not involved in the litigation. TMP has filed suit for collection of the past due amount.

In a proceeding unrelated to the foregoing litigation, the Company and TMP filed a declaratory judgment action seeking declaration by the Court of the Company’s and TMP’s (i) obligations related to allegations of certain barge owners as to exterior coatings and coatings application on 65 tank barges and (ii) rights and remedies relative to an insurance policy in which TMP was named as an additional insured and which was applicable to the coatings on the 65 barges. On December 9, 2003, the barge owners filed a response proceeding to the declaratory judgment action claiming actual damages of $6.5 million and punitive damages of $10 million.

A subsidiary of the Company, Transit Mix Concrete and Materials Company, Inc., was named as a defendant in a case involving the death of an employee of an independent contractor following an accident that occurred while the decedent was working at a Company owned facility. Following a jury verdict in the favor of the plaintiff, the presiding judge entered a final judgment in the amount of $33.9 million (inclusive of fees, costs, and judgment interest). This case has been appealed by Transit Mix and its insurers. Management believes liability in this case, if any, exceeding $3.0 million, will be covered by insurance.

The Company is also involved in other claims and lawsuits incidental to its business. Based on information currently available, it is management’s opinion that the ultimate outcome of all current litigation and other claims, including settlements, in the aggregate will not have a material adverse effect on the Company’s overall financial condition for purposes of financial reporting. However, resolution of certain claims or lawsuits by settlement or otherwise could have a significant impact on the operating results of the reporting period in which such resolution occurs.

The Company is subject to federal, state, local, and foreign laws and regulations relating to the environment and to the workplace. The Company believes that it is currently in substantial compliance with such laws and regulations.

The Company is involved in various proceedings relating to environmental matters. The Company has provided reserves amounting to $13.4 million to cover probable and estimable liabilities of the Company with respect to such investigations and cleanup activities, taking into account currently available information and the Company’s contractual rights of indemnification. However, estimates of future response costs are necessarily imprecise. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company.

Note 11. Supplemental Guarantor/Non Guarantor Financial Information

On March 10, 2004, $300,000,000 of Senior Notes due 2014 were issued by Trinity Industries, Inc. (Parent) which includes the corporate operations and certain operations of the Construction Products Group and the Industrial Products Group. The Senior Notes are fully and unconditionally and jointly and severally guaranteed by certain of Trinity’s wholly owned subsidiaries: Transit Mix Concrete & Material Company, Trinity Industries Leasing Company, Trinity Marine Products, Inc., Trinity Rail Group, LLC, Thrall Trinity Freight Car, Inc., Trinity Tank Car, Inc., and Trinity Rail Components and Repair, Inc. No other subsidiaries guarantee the Senior Notes. As of March 31, 2004, assets held by the non guarantor subsidiaries include $32.4 million of restricted assets that are not available for distribution to the Parent, $145.4 million of assets securing certain debt held by the non guarantor subsidiaries, and $246.6 million of assets located in foreign locations.

The following financial information presents condensed unaudited consolidating balance sheets, statements of income and statements of cash flows for Trinity Industries, Inc., its guarantor subsidiaries and non-guarantor subsidiaries. The information has been presented as if Trinity Industries, Inc. accounted for its ownership of its wholly owned subsidiaries using the equity method of accounting.

	For the three months ended March 31, 2004

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$50.7	$252.5	$161.1	$(9.4)	$454.9
Operating costs:
Cost of revenues	40.9	232.0	161.6	(9.4)	425.1
Selling, engineering and administrative expenses	10.4	15.5	10.4	—	36.3

	51.3	247.5	172.0	(9.4)	461.4

Operating profit (loss)	(0.6)	5.0	(10.9)	—	(6.5)
Other (income) expense:
Interest income	0.7	(1.0)	0.1	—	(0.2)
Interest expense	9.2	5.8	(4.9)	—	10.1
Equity in losses of subsidiaries	4.1	—	—	(4.1)	—
Other, net	(0.4)	(0.2)	0.7	—	0.1

	13.6	4.6	(4.1)	(4.1)	10.0

Income (loss) before income taxes	(14.2)	0.4	(6.8)	4.1	(16.5)
Provision (benefit) for income taxes	(3.4)	1.0	(3.3)	—	(5.7)

Net income (loss)	$(10.8)	$(0.6)	$(3.5)	$4.1	$(10.8)

	For the three months ended March 31, 2003

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$50.8	$137.3	$108.2	$(7.2)	$289.1
Operating costs:
Cost of revenues	41.1	109.1	123.4	(7.2)	266.4
Selling, engineering and administrative expenses	9.0	14.5	10.6	—	34.1

	50.1	123.6	134.0	(7.2)	300.5

Operating profit (loss)	0.7	13.7	(25.8)	—	(11.4)
Other (income) expense:
Interest income	(0.3)	(0.1)	0.3	—	(0.1)
Interest expense	7.8	4.4	(2.7)	—	9.5
Equity in losses of subsidiaries	9.7	—	—	(9.7)	—
Other, net	(0.5)	(0.6)	0.3	—	(0.8)

	16.7	3.7	(2.1)	(9.7)	8.6

Income (loss) before income taxes	(16.0)	10.0	(23.7)	9.7	(20.0)
Provision (benefit) for income taxes	(1.5)	2.9	(6.9)	—	(5.5)

Net income (loss)	$(14.5)	$7.1	$(16.8)	$9.7	$(14.5)

	March 31, 2004

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$130.6	$0.4	$20.3	$—	$151.3
Account receivables, net of allowance	55.6	130.8	48.9	—	235.3
Inventory	21.2	148.8	105.8	—	275.8
Property, plant and equipment, net	55.5	443.2	435.7	—	934.4
Investments in subsidiaries/ intercompany receivable (payable), net	1,117.6	(321.8)	152.7	(948.5)	—
Other assets	204.3	353.8	140.1	(128.8)	569.4

	$1,584.8	$755.2	$903.5	$(1,077.3)	$2,166.2

Liabilities:
Accounts payable and accrued liabilities	$177.3	$142.1	$125.5	$—	$444.9
Deferred income	20.9	—	9.5	—	30.4
Other liabilities	28.0	153.5	—	(128.8)	52.7
Debt	304.6	170.1	109.5	—	584.2
Redeemable convertible preferred stock	57.9	—	—	—	57.9
Total stockholders’ equity	996.1	289.5	659.0	(948.5)	996.1

	$1,584.8	$755.2	$903.5	$(1,077.3)	$2,166.2

	For the three months ended March 31, 2004

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net income (loss)	$(10.8)	$(0.6)	$(3.5)	$4.1	$(10.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3.7	9.1	9.3	—	22.1
Provision (benefit) for deferred income taxes	(3.4)	1.0	(3.3)	—	(5.7)
Gain on sales of property, plant, equipment and other assets	0.1	(0.6)	(0.1)	—	(0.6)
Net transfers with subsidiaries	(67.3)	55.8	15.6	(4.1)	—
Other	0.8	(2.9)	2.6	—	0.5
Changes in assets and liabilities, net
(Increase) decrease in receivables	(4.5)	(33.3)	0.3	—	(37.5)
(Increase) decrease in inventories	(1.4)	(19.9)	4.5	—	(16.8)
(Increase) decrease in other assets	(7.9)	0.7	0.4	—	(6.8)
Increase (decrease) in accounts payable and accrued liabilities	7.0	(12.9)	(9.3)	—	(15.2)
Increase (decrease) in other liabilities	0.1	(0.1)	(0.9)	—	(0.9)

Net cash (used) provided by operating activities	(83.6)	(3.7)	15.6	—	(71.7)
Investing activities:
Proceeds from sales of property, plant, equipment and other assets	3.0	51.6	0.4	(50.9)	4.1
Capital expenditures—lease subsidiaries	—	(31.7)	(51.0)	50.9	(31.8)
Capital expenditures—other	—	(1.0)	(4.0)	—	(5.0)
Payment for purchase of acquisitions—net of cash acquired	—	(15.7)	—	—	(15.7)
Sale of investment trust	—	—	8.5	—	8.5

Net cash provided (required) by investing activities	3.0	3.2	(46.1)	—	(39.9)
Financing activities:
Payments to retire debt	(176.7)	(0.1)	(0.8)	—	(177.6)
Proceeds from issuance of debt	354.1	—	38.1	—	392.2
Issuance of common stock	6.5	—	—	—	6.5
Dividends paid to common stockholders	(2.8)	—	—	—	(2.8)
Dividends paid to preferred stockholders	(1.4)	—	—	—	(1.4)

Net cash required (provided) by financing activities	179.7	(0.1)	37.3	—	216.9
Net increase (decrease) in cash and cash equivalents	99.1	(0.6)	6.8	—	105.3
Cash and equivalents at beginning of period	31.5	1.0	13.5	—	46.0

Cash and equivalents at end of period	$130.6	$0.4	$20.3	$—	$151.3

	For the three months ended March 31, 2003

		Combined	Combined
		Guarantor	Non Guarantor
(In millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities:
Net income (loss)	$(14.5)	$7.1	$(16.8)	$9.7	$(14.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3.5	0.1	18.2	—	21.8
Provision (benefit) for deferred income taxes	(1.8)	—	—	—	(1.8)
Gain on sales of property, plant, equipment and other assets	—	(0.3)	(1.1)	—	(1.4)
Net transfers with subsidiaries	23.1	(37.1)	23.7	(9.7)	—
Other	(2.4)	3.7	(1.9)	—	(0.6)
Changes in assets and liabilities, net
(Increase) decrease in receivables	15.1	12.0	(11.7)	—	15.4
Decrease in tax receivables	46.2	—	—	—	46.2
(Increase) decrease in inventories	(6.9)	9.8	2.8	—	5.7
(Increase) decrease in other assets	5.6	(3.5)	8.8	—	10.9
Increase (decrease) in accounts payable and accrued liabilities	7.2	(3.2)	0.8	—	4.8
Increase (decrease) in other liabilities	—	(3.2)	4.3	—	1.1

Net cash provided (used) by operating activities	75.1	(14.6)	27.1	—	87.6
Investing activities:
Proceeds from sales of property, plant, equipment and other assets	2.3	79.6	(1.2)	(78.2)	2.5
Capital expenditures—lease subsidiaries	—	(61.0)	(82.7)	78.2	(65.5)
Capital expenditures—other	(1.5)	(2.2)	0.8	—	(2.9)

Net cash provided (required) by investing activities	0.8	16.4	(83.1)	—	(65.9)
Financing activities:
Payments to retire debt	(64.4)	(2.0)	(1.1)	—	(67.5)
Proceeds from issuance of debt	16.0	—	58.8	—	74.8
Dividends paid to common stockholders	(2.8)	—	—	—	(2.8)

Net cash required (provided) by financing activities	(51.2)	(2.0)	57.7	—	4.5
Net increase (decrease) in cash and cash equivalents	24.7	(0.2)	1.7	—	26.2
Cash and equivalents at beginning of period	3.5	2.6	13.0	—	19.1

Cash and equivalents at end of period	$28.2	$2.4	$14.7	$—	$45.3